                                                                    EXHIBIT 99.1

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      Our disclosure and analysis in this report contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Any or all of our forward-looking statements in this report may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this report will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially. Factors that may cause our plans, expectations, future financial condition and results to change include, but are not limited to:

      -     the highly competitive nature of the healthcare business;

      - the efforts of insurers, healthcare providers and others to contain healthcare costs;

      - the financial condition of managed care organizations that pay us for healthcare services;

      - possible changes in the levels and terms of reimbursement for our charges by government programs, including Medicare and Medicaid or other third-party payors;

      - changes in or failure to comply with federal, state or local laws and regulations affecting the healthcare industry;

      -     the possible enactment of federal or state healthcare reform;

      -     the departure of key members of our management;

      -     claims and legal actions relating to professional liability;

      - our ability to implement successfully our acquisition and development strategy;

      - our ability to recruit and retain qualified personnel and physicians;

      -     potential federal or state investigations;

      -     fluctuations in the market value of our common stock or notes;

      - changes in accounting principles generally accepted in the United States or in our critical accounting policies;

      - changes in demographic, general economic and business conditions, both nationally and in the regions in which we operate;

      - changes in the availability, cost and terms of insurance coverage for our hospitals and physicians who practice at our hospitals; and

      -     other risks described in this report.

      Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Form 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here may cause future events or results to differ from those forecasted. You are cautioned not to place undue reliance on such forward-looking statements when evaluating the information presented in this report. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

OVERVIEW

      We are a healthcare services company focused on acquiring and operating hospitals in attractive non-urban markets in the United States. As of December 31, 2003, we owned or leased 20 general acute care hospitals in 13 states with a total of 2,262 licensed beds, and managed 36 primarily non-urban hospitals in 14 states with a total of 2,985 licensed beds. On April 30, 2004, we completed the sale of Glades General Hospital in Belle Glade, Florida. Our remaining 19 hospitals and operations are reported as continuing operations, with a total of 2,189 licensed beds at December 31, 2003. Effective June 1, 2004, we completed the acquisition, through a long-term lease, of Memorial Medical Center in Las Cruces, New Mexico. On June 30, 2004, we completed the sale of Brim Healthcare, Inc., our hospital management subsidiary.

DISCONTINUED OPERATIONS

      On April 30, 2004, we completed the sale of Glades General Hospital in Belle Glade, Florida to a wholly-owned subsidiary of the Health Care District of Palm Beach County. The District reacquired the operating assets of the hospital for a purchase price of approximately $1.5 million in cash at closing, net of assumed and contractual obligations. Under the purchase agreement, we retained the hospital's accounts receivable, income tax receivable and deferred income taxes. We also retained certain payroll-related liabilities and other accrued expenses.

      On June 30, 2004, we completed the sale of the stock of Brim Healthcare, Inc., our hospital management subsidiary, to Brim Holding Company, Inc.,an independent investor-owned entity for approximately $13.2 million in cash.

      As required by Statement of Financial Accounting Standards No. 144 ("SFAS No. 144"), Accounting for the Impairment or Disposal of Long-Lived Assets, the operations and non-cash impairment of assets charge related to Glades General Hospital and Brim Healthcare, Inc. are reported as "discontinued operations" and the consolidated financial statements, statistics and all references to such information contained in this Report have been adjusted to reflect this presentation for all periods. Our remaining 19 hospitals continue to be reported as "continuing operations."

MERGER AGREEMENT

      On August 16, 2004, our Company and LifePoint Hospitals, Inc. ("LifePoint") announced that we had entered into a definitive merger agreement (the "Merger Agreement") pursuant to which LifePoint will acquire us. Pursuant to the terms of the Merger Agreement, our Company and LifePoint will each become wholly-owned subsidiaries of a newly formed holding company that will be publicly traded. Each of the our shareholders will receive a per share consideration comprised of $11.375 of cash and a number of shares of common stock of the new company equal to an exchange ratio of between 0.3447 and 0.2917, which shares will have a value of $11.375 to the extent that LifePoint's average share price is between $33.00 and $39.00. The exchange ratio will be
0.3447 if the volume weighted average daily share price of a share of LifePoint's common stock for the twenty consecutive trading day period ending at close of business on the third trading day prior to the closing (the "LifePoint average share price") is $33.00 or less, and 0.2917 if LifePoint's average share price is $39.00 or more. If LifePoint's average share price is between $33.00 and $39.00, then the exchange ratio will be equal to $11.375 divided by the LifePoint average share price.

      The proposed merger is subject to approval by the stockholders of our Company and LifePoint. Closing of the proposed merger is subject to clearance or expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the satisfaction of other customary closing conditions.

IMPACT OF ACQUISITIONS AND DIVESTITURES

      An integral part of our strategy is to acquire non-urban acute care hospitals. Because of the financial impact of our 2001 and 2002 acquisitions, it is difficult to make meaningful comparisons between our financial statements for the fiscal periods presented. In addition, because of the relatively small number of owned and leased hospitals, each hospital acquisition can materially affect our overall operating performance. Upon the acquisition of a hospital, we typically take a number of steps to lower operating costs. The impact of such actions may be offset by cost increases to expand services, strengthen medical staff and improve market position. The benefits of these investments and of other activities to improve operating margins generally do not occur immediately. Consequently, the financial performance of a newly-acquired hospital may adversely affect overall operating margins in the near term. As we make additional hospital acquisitions, we expect that this effect will be mitigated by the expanded financial base of existing hospitals and the allocation of corporate overhead among a larger number of hospitals. We also may divest certain hospitals in the future if we determine a hospital no longer fits within our strategy.

INDUSTRY TRENDS

Reimbursement

      The federal Medicare program accounted for approximately 38.5%, 45.4% and 39.6% of net patient revenue in 2003, 2002 and 2001, respectively. The state Medicaid programs accounted for approximately 10.3%, 11.3% and 9.0% of net patient revenue in 2003, 2002 and 2001, respectively. The payment rates under the Medicare program for inpatients are prospective, based upon the diagnosis of a patient. The Medicare payment rate increases historically have been less than actual inflation.

      Both federal and state legislatures are continuing to scrutinize the healthcare industry for the purpose of reducing healthcare costs. While we are unable to predict what, if any, future healthcare-reform legislation may be enacted at the federal or state level, we expect continuing pressure to limit expenditures by governmental healthcare programs. The Balanced Budget Act of 1997 imposed certain limitations on increases in the inpatient Medicare rates paid to acute care hospitals. As required by the Balanced Budget Act of 1997, payments for hospital outpatient, psychiatric sub-acute, home health and rehabilitation sub-acute services have converted to prospective payment systems, instead of payments being based on costs. Most hospital outpatient services are now reimbursed under an outpatient prospective payment system based on a system of Ambulatory Payment Classifications. Rehabilitation sub-acute services transitioned to a prospective payment system in 2002. Psychiatric sub-acute services are transitioning to a prospective payment system. The Centers for Medicare and Medicaid Services ("CMS") is proposing a three-year transition period for the implementation of the proposed prospective payment system starting with the cost reporting period for psychiatric services beginning on or after April 1, 2004.

      On December 8, 2003, President Bush signed into law the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the "Medicare Prescription Drug Act"). The Medicare Prescription Drug Act provides for changes in Medicare reimbursement for hospitals. For example, the Medicare Prescription Drug Act requires all acute care hospitals to participate in CMS's quality-of-care National Voluntary Hospital Reporting Initiative in order to receive the full market basket increase in fiscal year 2005 through 2007. Those acute care hospitals that fail to participate in CMS's quality-of-care National Voluntary Reporting Initiative will receive a lesser increase in Medicare reimbursement equal to the market basket update minus 0.4 percent.

Outpatient Utilization

      The hospital industry and some of our hospitals continue to have significant unused capacity. The result is substantial competition for patients and physicians. Inpatient utilization continues to be affected negatively by payor-required pre-admission authorization and by payor pressure to maximize outpatient and alternative healthcare delivery services for less acutely ill patients. We expect increased competition and admission constraints to continue in the future. The ability to respond successfully to these trends, as well as spending reductions in governmental healthcare programs, will play a significant role in determining the ability of our hospitals to maintain their current rate of net patient revenue growth and operating margins.

      We expect the industry trend towards the provision of more services on an outpatient basis to continue. This trend is the result of increased focus on managed care and advances in technology.

Billing and Collection

      The billing and collection of accounts receivable by hospitals are complicated by a number of factors, including:

      -     the complexity of the Medicare and Medicaid regulations;

      -     increases in managed care;

      -     hospital personnel turnover;

      - the dependence of hospitals on physician documentation of medical records;

      - an increase in the number of patients who do not maintain health insurance; and

      -     the subjective judgment involved.

      These factors, or any combination of them, may impact our ability to bill and collect our accounts receivable at the rates we have anticipated, which could negatively affect our future cash flows.

      Healthcare providers are experiencing an increase in their provision for doubtful accounts relating to "self-pay" accounts receivable. "Self-pay" revenue refers to payment for healthcare services received directly from individual patients, either in the form of a deductible or co-payment under a health insurance plan or as full or partial payment of the amount charged by the provider or not covered by insurance. The current soft economic environment, higher unemployment rates and increasing numbers of uninsured patients, combined with higher co-payments and deductibles, are placing a greater portion of the financial responsibility for healthcare services on the patient rather than insurers. Additionally, many of these patients are being admitted through the emergency department and often require more costly care, resulting in higher billings. Many of these accounts remain uncollected for extended periods of time, requiring providers to increase the amounts reserved as "doubtful accounts" and ultimately written off as uncollectible. Although the trend is national, the ability of providers to collect self-pay accounts varies greatly by geographic markets and demographic factors.

Investigations

      The federal government and a number of states are increasing the resources devoted to investigating allegations of fraud and abuse in the Medicare and Medicaid programs. At the same time, regulatory and law enforcement authorities are taking an increasingly strict view of the requirements imposed on providers by the Social Security Act and Medicare and Medicaid regulations. Although we believe that we are in material compliance with such laws, a determination that we have violated such laws, or even the public announcement that we were being investigated concerning possible violations, could have a material adverse effect on our company.

      Our historical financial trend has been impacted favorably by our success in acquiring acute care hospitals. While we believe that the healthcare industry trends described above may create future acquisition opportunities, our future financial growth rates will be impacted by our ability to acquire hospitals and to successfully integrate them into our system.

RESULTS OF OPERATIONS

      The following tables present, for the periods indicated, the results of operations of our company and its subsidiaries. Such information has been derived from our consolidated statements of income included elsewhere in this report. The results of operations for the periods presented include hospitals from their respective dates of acquisition.

                                                                YEAR ENDED DECEMBER 31,
                                             ------------------------------------------------------------------
                                                      2003                      2002
                                             ----------------------  ---------------------
                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                             % OF                     % OF         % CHANGE
                                               AMOUNT      REVENUES     AMOUNT      REVENUES    FROM PRIOR YEAR
                                             ----------    --------    ---------    --------    ---------------
Revenues:
  Net patient revenue                        $  735,841                $ 649,954
  Other                                          10,367                    8,308
                                             ----------                ---------
                                                746,208       100.0%     658,262       100.0%              13.4%
Expenses:
  Salaries, wages and benefits                  282,794        37.9      261,499        39.7
  Purchased services                             68,872         9.2       69,934        10.6
  Supplies                                       95,579        12.8       84,408        12.8
  Provision for doubtful accounts                72,583         9.7       53,201         8.1
  Other operating expenses                       88,137        11.8       69,447        10.6
  Rentals and leases                              9,007         1.2        8,284         1.3
  Depreciation and amortization                  37,617         5.1       32,169         4.9
  Interest expense                               26,262         3.5       21,285         3.2
  Minority interests                                260           -           34           -
  Loss (gain) on sale of assets                      75           -          (77)          -
  Loss on early extinguishment of debt              486         0.1            -           -
                                             ----------    --------    ---------    --------
  Total expenses                                681,672        91.3      600,184        91.2
Income from continuing operations
  before provision for income taxes              64,536         8.7       58,078         8.8               11.1%
Income taxes                                     22,816         3.1       23,240         3.5
                                             ----------    --------    ---------    --------
Income from continuing operations                41,720         5.6       34,838         5.3               19.8%
Discontinued operations, net of tax:
  (Loss) earnings from operations                (1,149)                   1,274
  Impairment of assets                           (8,952)                       -
                                             ----------                ---------
Net income                                   $   31,619                $  36,112                          (12.4)%
                                             ==========                =========
  Diluted earnings (loss) per common share:
    Continuing operations                    $     0.84                $    0.70
    Discontinued operations, net of tax:
      (Loss) earnings from operations             (0.02)                    0.03
      Impairment of assets                        (0.15)                       -
                                             ----------                ---------
    Net income                               $     0.67                $    0.73
                                             ==========                =========

                                                              YEAR ENDED DECEMBER 31,
                                         ------------------------------------------------------------------
                                                  2002                     2001
                                         ----------------------  ---------------------
                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                         % OF                     % OF         % CHANGE
                                           AMOUNT      REVENUES     AMOUNT      REVENUES    FROM PRIOR YEAR
                                         ----------    --------    ---------    --------    ---------------
Revenues:
  Net patient revenue                    $  649,954                $ 480,627
  Other                                       8,308                    6,253
                                         ----------                ---------
                                            658,262       100.0%     486,880       100.0%              35.2%
Expenses:
  Salaries, wages and benefits              261,499        39.7      190,055        39.0
  Purchased services                         69,934        10.6       46,588         9.6
  Supplies                                   84,408        12.8       56,211        11.5
  Provision for doubtful accounts            53,201         8.1       44,277         9.1
  Other operating expenses                   69,447        10.6       47,353         9.7
  Rentals and leases                          8,284         1.3        6,818         1.4
  Depreciation and amortization              32,169         4.9       27,611         5.7
  Interest expense                           21,285         3.2       11,071         2.3
  Minority interests                             34           -          267         0.1
  Loss (gain) on sale of assets                 (77)          -          178           -
                                         ----------    --------    ---------    --------
  Total expenses                            600,184        91.2      430,429        88.4
Income from continuing operations
  before provision for income taxes          58,078         8.8       56,451        11.6                2.9%
Income taxes                                 23,240         3.5       23,796         4.9
                                         ----------    --------    ---------    --------
Income from continuing operations            34,838         5.3       32,655         6.7                6.7%
Discontinued operations, net of tax:
  Earnings from operations                    1,274                      253
                                         ----------                ---------
Net income                               $   36,112                $  32,908                            9.7%
                                         ==========                =========
Diluted earnings per common share:
  Continuing operations                  $     0.70                $    0.67
  Discontinued operations, net of tax:
    Earnings from operations                   0.03                       -
                                         ----------                ---------
Net income                               $     0.73                $    0.67
                                         ==========                =========


      The following tables present key operating statistics for our owned and leased hospitals (excluding discontinued operations) for the periods presented.
(1)

                                                               YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------
                                                           2003            2002        % CHANGE
                                                       ------------    ------------    --------
CONSOLIDATED HOSPITALS (CONTINUING OPERATIONS):
  Number of hospitals at end of period                           19              19          --%
  Licensed beds at end of period (2)                          2,189           2,207        (0.8)
  Beds in service at end of period                            1,933           1,933          --
  Inpatient admissions (3)                                   72,630          69,107         5.1
  Adjusted admissions (4)                                   131,557         120,990         8.7
  Net patient revenue per adjusted admission           $      5,593    $      5,372         4.1
  Patient days (5)                                          307,195         299,138         2.7
  Adjusted patient days (6)                                 556,331         523,307         6.3
  Average length of stay (days) (7)                             4.2             4.3        (2.3)
  Net patient revenue (in thousands)                   $    735,841    $    649,954        13.2
  Gross patient revenue (in thousands) (8):
    Inpatient                                          $    903,740    $    799,358        13.1%
    Outpatient                                              732,844         599,333        22.3
                                                       ------------    ------------    --------
      Total gross patient revenue                      $  1,636,584    $  1,398,691        17.0%
                                                       ============    ============    ========
SAME HOSPITALS (CONTINUING OPERATIONS)(9):
  Number of hospitals at end of period                           19              19          --%
  Licensed beds at end of period (2)                          2,189           2,207        (0.8)
  Beds in service at end of period                            1,933           1,933          --
  Inpatient admissions (3)                                   68,205          67,694         0.8
  Adjusted admissions (4)                                   121,707         118,035         3.1
  Net patient revenue per adjusted admission           $      5,521    $      5,363         2.9
  Patient days (5)                                          287,880         293,248        (1.8)
  Adjusted patient days (6)                                 513,539         510,906         0.5
  Average length of stay (days) (7)                             4.2             4.3        (2.3)
  Net patient revenue (in thousands)                   $    671,910    $    633,005         6.1
  Gross patient revenue (in thousands)(8):
    Inpatient                                          $    857,340    $    787,050         8.9%
    Outpatient                                              672,018         584,687        14.9
                                                       ------------    ------------    --------
      Total gross patient revenue                      $  1,529,358    $  1,371,737        11.5%
                                                       ============    ============    ========

------------
(1) All statistics have been restated to exclude the ownership and operations of Glades General Hospital, which was sold on April 30, 2004. The statistics above have not been impacted by the disposal of Brim Healthcare, Inc.

(2) Beds for which a hospital has been granted approval to operate from the applicable state licensing agency.

(3) Represents the total number of patients admitted (in a facility for a period in excess of 23 hours) and used by management and investors as a general measure of inpatient volume.

(4) Used by management and investors as a general measure of combined inpatient and outpatient volume. Adjusted admissions are computed by multiplying admissions (inpatient volume) by the outpatient factor. The outpatient factor is the sum of gross inpatient revenue and gross outpatient revenue divided by gross inpatient revenue. The adjusted admissions computation equates outpatient revenue to the volume measure (admissions) used to measure inpatient volume, resulting in a general measure of combined inpatient and outpatient volume.

(5) Represents the total number of days the patients who are admitted stay in our hospitals.

(6) Adjusted patient days are computed by multiplying patient days (inpatient volume) by the outpatient factor. The outpatient factor is the sum of gross inpatient revenue and gross outpatient revenue divided by gross inpatient revenue. The adjusted patient days computation equates outpatient revenue to the volume measure (patient days) used to measure inpatient volume, resulting in a general measure of combined inpatient and outpatient volume.

(7)   The average number of days admitted patients stay in our hospitals.

(8) Represents revenues prior to reductions for discounts and contractual allowances.

(9) Same hospital information includes the operations of only those hospitals which were owned or leased during both entire periods presented and excludes the ownership and operations of Glades General Hospital, which was sold on April 30, 2004.

                                                               YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------
                                                           2002            2001        % CHANGE
                                                       ------------    ------------    --------
CONSOLIDATED HOSPITALS (CONTINUING OPERATIONS):
  Number of hospitals at end of period                           19              18         5.6%
  Licensed beds at end of period (2)                          2,207           2,063         7.0
  Beds in service at end of period                            1,933           1,839         5.1
  Inpatient admissions (3)                                   69,107          52,053        32.8
  Adjusted admissions (4)                                   120,990          86,198        40.4
  Net patient revenue per adjusted admission           $      5,372    $      5,576        (3.7)
  Patient days (5)                                          299,138         227,596        31.4
  Adjusted patient days (6)                                 523,307         376,539        39.0
  Average length of stay (days) (7)                             4.3             4.4        (2.3)
  Net patient revenue (in thousands)                   $    649,954    $    480,627        35.2
  Gross patient revenue (in thousands) (8):
    Inpatient                                          $    799,358    $    588,203        35.9%
    Outpatient                                              599,333         387,195        54.8
                                                       ------------    ------------    --------
      Total gross patient revenue                      $  1,398,691    $    975,398        43.4%
                                                       ============    ============    ========
SAME HOSPITALS (CONTINUING OPERATIONS)(9):
  Number of hospitals at end of period                           16              16          --%
  Licensed beds at end of period (2)                          1,785           1,895        (5.8)
  Beds in service at end of period                            1,649           1,671        (1.3)
  Inpatient admissions (3)                                   49,919          50,283        (0.7)
  Adjusted admissions (4)                                    85,134          83,346         2.1
  Net patient revenue per adjusted admission           $      5,511    $      5,621        (2.0)
  Patient days (5)                                          214,423         218,891        (2.0)
  Adjusted patient days (6)                                 364,567         352,439         3.4
  Average length of stay (days) (7)                             4.3             4.2         2.4
  Net patient revenue (in thousands)                   $    469,170    $    468,509         0.1
  Gross patient revenue (in thousands)(8):
    Inpatient                                          $    614,783    $    571,920         7.5%
    Outpatient                                              433,689         377,449        14.9
                                                       ------------    ------------    --------
      Total gross patient revenue                      $  1,048,472    $    949,369        10.4%
                                                       ============    ============    ========

                      See notes following preceding table.

      Hospital revenues are received primarily from Medicare, Medicaid and commercial insurance. The revenues received from the Medicare program are expected to increase with the general aging of the population. The payment rates under the Medicare program for inpatients are based on a prospective payment system, based upon the diagnosis of a patient. While these rates are indexed for inflation annually, the increases historically have been less than actual inflation. In addition, states, insurance companies and employers are actively negotiating the amounts paid to hospitals as opposed to paying standard hospital rates. The trend toward managed care, including health maintenance organizations, preferred provider organizations and various other forms of managed care, may affect our hospitals' ability to maintain their current rate of net operating revenue growth.

      We continuously monitor the cost/benefit relationship of services provided at our hospitals, and make decisions related to adding new services or discontinuing existing services.

      Net patient revenue is reported net of contractual adjustments and policy discounts. The adjustments principally result from differences between our hospitals' customary charges and payment rates under the Medicare, Medicaid and other third-party payor programs. Customary charges generally have increased at a faster rate than the rate of increase for Medicare and Medicaid payments. We provide care without charge to patients who are financially unable to pay for the healthcare services they receive. Because we do not pursue collection of amounts determined to qualify as charity care, they are not reported in net patient revenue. Operating expenses of our hospitals primarily consist of salaries, wages and benefits, purchased services, supplies, provision for doubtful accounts, rentals and leases, and other operating expenses, principally consisting of utilities, insurance, property taxes, travel, physician recruiting, telephone, advertising, repairs and maintenance.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

      Revenues increased 13.4% to $746.2 million in 2003 compared to $658.3 million in 2002. This increase was primarily attributable to the hospitals acquired in 2002 and an increase in same hospital revenues. During the second quarter of 2002, the Company acquired Los Alamos Medical Center in New Mexico and Memorial Hospital of Martinsville and Henry County in Virginia. Same hospital net patient revenues increased 6.1% in 2003 from 2002 primarily due to increases in adjusted admissions of 3.1% and net patient revenue per adjusted admission of 2.9%. The increase in adjusted admissions was attributable, in part, to the addition of 106 new doctors, of which 17 are hospital-based, in our communities in 2003. Cost report settlements and the filing of cost reports also increased revenue in 2003 by $5.5 million compared to a reduction in revenue in 2002 of $0.9 million.

      Salaries, wages and benefits as a percentage of revenues, decreased to 37.9% from 39.7% in 2002. The decrease is primarily due to improvements resulting from continued implementation of our flexible staffing standards throughout our hospitals, which effectively matches labor with hospital volume trends and continued cost containment of employee benefit expenses.

      Purchased services, as a percentage of revenues, decreased to 9.2% in 2003 from 10.6% in 2002. The decrease is primarily attributable to an 18.5% reduction in contract labor and reductions in collection agency fees as we were less reliant on outside collection consultants and staffing.

      Provision for doubtful accounts, as a percentage of revenues, increased to 9.7% in 2003 from 8.1% in 2002 due primarily to the increase in bad debts resulting from increases in self-pay revenue. During 2003, self-pay revenue as a percentage of total gross revenues increased to 4.6% from 3.8% in 2002. The most significant increase occurred in the second quarter of 2003 when self-pay revenue as a percentage of gross revenues increased to 5.1% but then declined slightly in the third quarter to 4.8% and continued to decline in the fourth quarter to 4.5%. The increase in self-pay revenue is due to the current economic environment and slow employment recovery, coupled with changes in benefit plan design toward increased co-pays and deductibles as employers pass a greater percentage of healthcare costs to individual employees. Net patient revenue associated with self-pay patients are generally recorded at gross charges, which are higher than what government programs and managed care plans pay. As a result, failure to receive payment from self-pay and uninsured patients results in a higher provision for doubtful accounts as a percentage of total net patient revenue. We are monitoring the self-pay revenue category closely and expect provision for doubtful accounts expense to be in the 10% of revenues range during the first six months of 2004.

      Other operating expenses increased as a percentage of revenues to 11.8% in 2003 from 10.6% in 2002 primarily due to increased medical malpractice, workers' compensation and directors and officers insurance cost of $7.2 million and increased physician recruitment expense of $3.1 million.

      Depreciation and amortization expense increased $5.4 million to $37.6 million in 2003 from $32.2 million in 2002 primarily due to depreciation at the two hospitals acquired in 2002 and capital expenditures.

      Interest expense increased to $26.3 million in 2003 from $21.3 million primarily due to the issuance in May 2003 of $200.0 million aggregate principal amount of 7 1/2% Senior Subordinated Notes due 2013, offset by repayments of outstanding borrowings on our senior bank credit facility, repurchases of a portion of our 4 1/2% Convertible Subordinated Notes due 2005 and entering into a $100.0 million fixed to floating interest rate swap agreement during the third quarter of 2003.

      The write-off of deferred loan costs and the gain resulting from repurchasing a portion of our 4 1/2% Convertible Subordinated Notes at a discount resulted in a net pre-tax loss on extinguishment of debt of $0.5 million during 2003.

      The provision for income taxes totaled $22.8 million, or a 35.4% effective tax rate, in 2003 compared to $23.2 million, or a 40.0% effective tax rate, in 2002. The reduction in the effective tax rate during 2003 was primarily attributable to a $2.3 million reduction in our tax liabilities due to the final and favorable resolution of examinations by taxing authorities as we recently concluded audits that have been ongoing for over one year. For 2004, we anticipate our effective tax rate to approximate 38.0%; however, changing circumstances and regulations may result in a change in the actual effective tax rate.

      In 2003, the Company's discontinued operations incurred an after-tax impairment of assets charge of $8.9 million and a loss from operations totaling $1.1 million. In 2002, the discontinued operations achieved earnings from operations of $1.3 million. The decline in operations resulted primarily from a shift in the demographic make-up of the service area surrounding Glades General Hospital and a significant increase in the proportion of indigent care provided by that facility.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

      Revenues increased to $658.3 million in 2002 from $486.9 million in 2001, an increase of $171.4 million, or 35.2%. Cost report settlements and the filing of cost reports decreased revenues in 2002 by $0.9 million and increased revenues in 2001 by $0.6 million. Net patient revenue generated by the 16 hospitals owned during both periods increased 0.1%. These 16 hospitals also incurred a decline in inpatient admissions of 0.7%, which was primarily attributable to the departure of 51 physicians at the hospitals during 2002. Total net patient revenue increased 35.2% during 2002, primarily related to the hospitals acquired in the fourth quarter of 2001 and during 2002.

      Our 2002 operations were adversely affected by the loss of physicians. During 2002, we lost 51 physicians who were major contributors, with the majority leaving in the last six months of the year. We define a "major contributor" as a physician generating $200,000 or more in revenues annually. All of these physicians left for reasons unrelated to hospital operations. We recruited 82 physicians in 2002, 59% of whom only started their practices in the third and fourth quarters of the year. Therefore, the new practices were unable to generate sufficient volume to replace the lost revenues generated by the departing physicians. As the new physicians' practices move along the timeline toward full, mature practices, lost revenues will be replaced. Of the 82 recruited physicians, 76 were admitting physicians. Based on historic practice patterns of physicians recruited to our hospitals, to date, these physician practices are tracking in line with historic trends and our expectations.

      Our 2002 operations were adversely impacted by increased competition from ambulatory surgery centers in two of our markets. We have been proactive in the only other markets large enough to support full service ambulatory surgery centers that currently do not have these services, by either pursuing a certificate of need for a full service ambulatory surgery center ourselves or working with physicians in the market to address the community need for outpatient surgery services.

      Increases in expenses such as salaries, wages and benefits, purchased services, supplies, provision for doubtful accounts, rentals and leases and other operating expenses resulted primarily from new hospital acquisitions in the fourth quarter of 2001 and in the second quarter of 2002 and from the addition of new services and increased physician recruiting. The consolidated provision for doubtful accounts decreased to 8.1% of revenues in 2002 from 9.1% of revenues in 2001, primarily related to improvement in days in accounts receivable and increased up-front cash collections.

      Depreciation and amortization expense increased to $32.2 million, or 4.9% of revenues, in 2002 from $27.6 million, or 5.7% of revenues in 2001. The increase in depreciation and amortization resulted primarily from the acquisition of hospitals in 2002 and 2001 as previously mentioned and capital expenditures at hospitals owned during both periods, offset by non-amortization of goodwill in 2002, which had an impact of approximately $6.2 million.

      Interest expense increased to $21.3 million in 2002 from $11.1 million in 2001, an increase of 92.3%. This was a result of increased borrowings to finance the acquisition of additional hospitals in the fourth quarter of 2001 and in 2002, and interest on the $172.0 million principal amount of 4 1/2% Convertible Subordinated Notes issued in October 2001.

      Our provision for income taxes was $23.2 million for the year ended December 31, 2002, compared to $23.8 million in 2001. These provisions reflect effective income tax rates of 40.0% in 2002 and 42.2% in 2001. See Note 8 of the notes to our consolidated financial statements for information regarding differences between effective tax rates and statutory rates.

      In 2002, the income from discontinued operations totaled $1.3 million compared to $0.3 million in 2001. The increase in income from discontinued operations was primarily due to a decrease in amortization expense of approximately $0.5 million. Of the decrease in amortization expense of $0.5 million, $0.3 million was due to the non-amortization of goodwill expense beginning in 2002 and $0.2 million was due to Brim Healthcare, Inc. other intangible assets, which became fully amortized at the end of 2001.

LIQUIDITY AND CAPITAL RESOURCES

      At December 31, 2003, we had working capital from continuing operations of $130.6 million, including cash and cash equivalents of $46.1 million, compared to working capital from continuing operations of $100.9 million, including $14.6 million in cash and cash equivalents at December 31, 2002.

      Net cash provided by operating activities was $104.3 million for the year ended December 31, 2003, compared to $90.1 million for the year ended December 31, 2002. The $14.2 million increase in cash provided by operating activities is primarily due to a $6.9 million increase in income from continuing operations, a $5.4 million increase in depreciation and amortization, as previously discussed, and a $5.4 million increase in our deferred income tax provision resulting primarily from a $7.0 million income tax refund received during the first quarter of 2003.

      Net cash used in investing activities decreased to $56.9 million in 2003 from $216.6 million in 2002. The $159.7 million reduction is primarily due to $171.2 million paid for the 2002 acquisitions of Memorial Hospital of Martinsville and Henry County and Los Alamos Medical Center, as partially offset by an increase in our capital expenditures in 2003 as compared to 2002, focusing on revenue generating projects. Significant capital expenditures for the year ended December 31, 2003 included $2.2 million for our cath lab renovation at Havasu Regional Medical Center, $8.2 million for our cath/surgery suite at Palestine Regional Medical Center, $3.0 million for our MRI/CT suite at Teche Regional Medical Center and $3.0 million medical office building costs at Teche Regional Medical Center.

      Net cash used in financing activities totaled $16.3 million for 2003 compared to $101.3 million of cash provided by financing activities during the prior year. The change in financing activities is primarily due to $123.0 million in borrowings in 2002 under our senior credit facility for the two 2002 hospital acquisitions. During 2003, we received $194.2 million of net proceeds from the issuance of 7 1/2% Senior Subordinated Notes due 2013, which proceeds were used, along with existing cash, to repay $114.3 million outstanding on the senior bank credit facility and to repurchase $74.0 million principal amount of our 4 1/2% Convertible Subordinated Notes due 2005.

      We maintain a senior bank credit facility with Wachovia Bank, National Association, as agent and issuing bank for a syndicate of lenders with aggregate commitments up to $250.0 million. At December 31, 2003, we had $246.4 million, net of outstanding letters of credit, available for borrowing under the senior bank credit facility. Loans under the senior bank credit facility bear interest, at our option, at the adjusted base rate or at the adjusted LIBOR rate. We pay a commitment fee, which varies from three-eighths to one-half of one percent of the unused portion, depending on our compliance with certain financial ratios. We may prepay any principal amount outstanding under the senior bank credit facility at any time before the maturity date of November 13, 2006.

      In May 2003, we completed a public offering of $200.0 million aggregate principal amount of 7 1/2% Senior

Subordinated Notes due June 1, 2013. Net proceeds of the offering totaling $194.2 million were used to repay $114.3 million in existing borrowings under the senior bank credit facility and to repurchase $74.0 million of our 4 1/2% Convertible Subordinated Notes due 2005. The 7 1/2% Notes bear interest from May 27, 2003 at the rate of 7 1/2% per year, payable semi-annually on June 1 and December 1, beginning on December 1, 2003. We may redeem all or a portion of the 7 1/2% Notes on or after June 1, 2008, at the then current redemption prices, plus accrued and unpaid interest. In addition, at any time prior to June 1, 2006, we may redeem up to 35% of the aggregate principal amount of the 7 1/2% Notes within 60 days of one or more common stock offerings with the net proceeds of such offerings at a redemption price of 107.5% of the principal amount, plus accrued and unpaid interest. Note holders may require us to repurchase all of the holder's notes at 101% of their principal amount plus accrued and unpaid interest in some circumstances involving a change of control. The 7 1/2% Notes are unsecured and subordinated to our existing and future senior indebtedness. The 7 1/2% Notes rank equal in right of payment to our 4 1/2% Convertible Subordinated Notes due 2005 and our 4 1/4% Convertible Subordinated Notes due 2008. The 7 1/2% Notes effectively rank junior to our subsidiary liabilities. The indenture contains limitations on our ability to incur additional indebtedness, sell material assets, retire, redeem or otherwise reacquire its capital stock, acquire the capital stock or assets of another business, and pay dividends.

      In 2000, we sold $150.0 million aggregate principal amount of 4 1/2% Convertible Subordinated Notes due November 20, 2005. The 4 1/2% Notes bear interest at the rate of 4 1/2% per year, payable semi-annually on each May 20 and November 20. The 4 1/2% Notes are convertible at the option of the holder at any time on or prior to maturity into shares of our common stock at a conversion price of $26.45 per share. The conversion price is subject to adjustment. We may redeem all or a portion of the 4 1/2% Notes on or after November 20, 2003, at the then current redemption prices, plus accrued and unpaid interest. Note holders may require us to repurchase all of the holder's notes at 100% of their principal amount plus accrued and unpaid interest in some circumstances involving a change of control. The 4 1/2% Notes are unsecured obligations and rank junior in right of payment to all of our existing and future senior indebtedness. The 4 1/2% Notes rank equal in right of payment to our 4 1/4% Convertible Subordinated Notes due 2008 and our 7 1/2% Senior Subordinated Notes due 2013. The 4 1/2% Notes effectively rank junior to our subsidiary liabilities. The indenture does not contain any financial covenants. At December 31, 2003, $76.0 million principal amount of the 4 1/2% Notes remained outstanding, and a total of 2,872,760 shares of common stock have been reserved for issuance upon conversion of the remaining 4 1/2% Notes.

      In October 2001, we sold $172.5 million of 4 1/4% Convertible Subordinated Notes due October 10, 2008. Net proceeds of approximately $166.4 million were used to reduce the outstanding balance on our senior bank credit facility and for acquisitions. The 4 1/4% Notes bear interest at the rate of 4 1/4% per year, payable semi-annually on each April 10 and October 10. The 4 1/4% Notes are convertible at the option of the holder at any time on or prior to maturity into shares of our common stock at a conversion price of $27.70 per share. The conversion price is subject to adjustment. We may redeem all or a portion of the 4 1/4% Notes on or after October 10, 2004, at the then current redemption prices, plus accrued and unpaid interest. Note holders may require us to repurchase all of the holder's notes at 100% of their principal amount plus accrued and unpaid interest in some circumstances involving a change of control. The 4 1/4% Notes are unsecured and subordinated to our existing and future senior indebtedness. The 4 1/4% Notes rank equal in right of payment to our 4 1/2% Convertible Subordinated Notes due 2005 and our 7 1/2% Senior Subordinated Notes due 2013. The 4 1/4% Notes effectively rank junior to our subsidiary liabilities. The indenture does not contain any financial covenants. A total of 6,226,767 shares of our common stock have been reserved for issuance upon conversion of the 4 1/4% Notes.

      Our Board of Directors has authorized the repurchase from time to time and subject to market conditions of our outstanding 4 1/2% Notes and 4 1/4% Notes in the open market or in privately negotiated transactions. During 2003, we repurchased $74.0 million principal amount of the 4 1/2% Notes. We recorded a $486,000 pretax loss associated with the early extinguishment of debt related to the repurchase of the 4 1/2% Notes. We have not repurchased any of the 4 1/4% Notes. Additional repurchases of either series of notes, if any, will be made out of cash provided by operations, amounts available under our senior bank credit facility, or from the proceeds of future financing activities.

      Our shelf registration statement, providing for the offer, from time to time, of common stock and/or debt securities up to an aggregate of $300.0 million remains effective with the Securities and Exchange Commission. Following the issuance of $200.0 million aggregate principal amount of our 7 1/2% Senior Subordinated Notes due 2013, the shelf registration statement remains available for the issuance of up to $100.0 million of additional securities, subject to market conditions and our capital needs.

      We intend to acquire additional acute care facilities and are actively seeking out such acquisitions. There can be no assurance that we will not require additional debt or equity financing for any particular acquisition. Also, we continually review our capital needs and financing opportunities and may seek additional equity or debt financing for our acquisition program or other needs.

      Capital expenditures for our owned and leased hospitals may vary from year to year depending on facility improvements and service enhancements undertaken by the hospitals. We expect to make total capital expenditures in 2004 of approximately $50.0 million, exclusive of any acquisitions of businesses or new hospital construction projects. Planned capital expenditures for 2004 consist principally of capital improvements to owned and leased hospitals. We expect to incur approximately $46.0 million in new hospital construction projects related to one hospital in Hardeeville, South Carolina and one hospital in Ft. Mohave, Arizona. We anticipate opening the South Carolina hospital by late 2004 and the Arizona hospital in the second half of 2005. We are obligated to construct a new facility at our Eunice, Louisiana location contingent upon the existing facility meeting specified operating targets. At December 31, 2003, the specified operating targets had not been met. A replacement facility, if constructed, at Eunice is estimated to cost approximately $26.5 million. We expect to fund these expenditures through cash provided by operating activities and borrowings under our revolving credit facility.

      Our management anticipates that cash flows from operations, amounts available under our senior credit facility, and our anticipated access to capital markets are sufficient to meet expected liquidity needs, planned capital expenditures, potential acquisitions and other expected operating needs for the next twelve months.

      The following table reflects a summary of our obligations and commitments outstanding as of December 31, 2003.

                                             PAYMENTS DUE BY PERIOD
                      --------------------------------------------------------------------
                      LESS THAN 1
                         YEAR         1-2 YEARS     3-4 YEARS     THEREAFTER      TOTAL
                      -----------     ---------     ---------     ----------     ---------
                                                 (IN THOUSANDS)
CONTRACTUAL CASH
OBLIGATIONS:
Long-term debt        $        --     $  75,970     $ 172,500     $  196,634     $445,104
Capital lease
  obligations, with
  interest                  1,037           987           946          2,115        5,085
Operating leases            6,516        10,889         9,246         14,717       41,368
                      -----------     ---------     ---------     ----------     ---------
       Subtotal       $     7,553     $  87,846     $ 182,692     $  213,466     $491,557
                      -----------     ---------     ---------     ----------     ---------

                                   AMOUNT OF COMMITMENT EXPIRATION PER PERIOD
                      --------------------------------------------------------------------
                      LESS THAN 1
                         YEAR         1-2 YEARS     3-4 YEARS     THEREAFTER       TOTAL
                      -----------     ---------     ---------     ----------     ---------
                                                 (IN THOUSANDS)
OTHER COMMITMENTS:
Letters of credit     $     3,565     $      --     $      --     $       --     $   3,565
Construction and
  improvement
  commitments              75,204         9,838            --             --        85,042
Physician
commitments(1)             17,304         1,187            --             --        18,491
                      -----------     ---------     ---------     ----------     ---------
       Subtotal       $    96,073     $  11,025     $      --     $       --     $ 107,098
                      -----------     ---------     ---------     ----------     ---------
       Total
       obligations
       and
       commitments    $   103,626     $  98,871     $ 182,692     $  213,466     $ 598,655
                      ===========     =========     =========     ==========     =========

------------
(1) Represents the aggregate of our contractual obligations for advances to physicians as reflected in physician recruiting agreements. See Note 11 to our consolidated financial statements included in this Report. Amounts shown are calculated based on the full extent of the obligation set forth in the agreements, although the actual amount of such advances often depends on the financial performance of the physician's practice during the first year after relocating to the community. In most cases, the amounts advanced under the agreements are significantly less than the contractual commitment.

CRITICAL ACCOUNTING POLICIES

      Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In preparing our financial statements, we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We evaluate our estimates and judgments on an ongoing basis. We base our estimates and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates, and different assumptions or conditions may yield different estimates. The following represent the estimates that we consider most critical to our operating performance and involve the most complex assumptions and assessments.

Allowance for Doubtful Accounts.

      Substantially all of our accounts receivable are related to providing healthcare services to our hospitals' patients. Our ability to collect outstanding receivables from third-party payors and others is critical to our operating performance and cash flows. The primary collection risk lies with uninsured patient accounts or patient accounts for which a balance remains after primary insurance has paid. Insurance coverage is verified prior to treatment for all procedures scheduled in advance and walk-in patients. Insurance coverage is not verified in advance of procedures for emergency room patients. Deductibles and co-payments are generally determined prior to the patient's discharge with emphasis on collection efforts before discharge. Once these amounts are determined, any remaining patient balance is identified and collection activity is initiated before the patient is discharged. Our standard collection procedures are then followed until such time that management determines the account is uncollectible, at which point the account is written off. Our policy with respect to estimating our allowance for doubtful accounts is to reserve 50% of all self-pay accounts receivable aged between 121 and 150 days and 100% of all self-pay accounts that have aged greater than 150 days. Accordingly, substantially all of our bad debt expense is related to uninsured patient accounts and patient accounts for which a balance remains after primary insurance has paid. We continually monitor our accounts receivable balances and utilize cash collections data and other analytical tools to support the basis for our estimates of the provision for doubtful accounts. In addition, we perform quarterly hindsight procedures on historical collection and write-off experience to determine the reasonableness of our policy for estimating the allowance for doubtful accounts. Significant changes in payor mix or business office operations, or deterioration in aging accounts receivable could result in a significant increase in this allowance.

      In general, the standard collection cycle at our hospitals is as follows:

      - Upfront cash collection of deductibles, co-payments, and self-pay accounts.

      - From the time the account is billed until the period 120 days after the billing, internal business office collections and early out program collections are performed.

      - From the time the account is 121 days after billing until the period one year after billing, uncollected accounts are turned over to one of two primary collection agencies utilized by our company.

      - One year following the date of billing, any uncollected accounts are written off and the accounts are turned over to our secondary collection agency.

      The following table summarizes our days revenue outstanding on a same-store basis as of the dates indicated:

DECEMBER 31, 2003              DECEMBER 31, 2002                DECEMBER 31, 2001
-----------------              -----------------                -----------------
       54                             56                               63

      Our target for days revenue outstanding ranges from 53 to 58 days. The primary reason for the decrease in days revenue outstanding for each of the years presented above are as a result of our increased efforts in our collection cycle.

The focus on these efforts has resulted in our days revenue outstanding to fall within our target range for the past two years.

      Uncollected accounts are manually written off: (a) if the balance is less than $10.00, (b) when turned over to an outside secondary collection agency at 365 days, or (c) earlier than 365 days if all collection efforts indicate an account is uncollectible. Once accounts have been written off, they are not included in our gross accounts receivable or allowance for doubtful accounts.

      The approximate percentage of total gross accounts receivable summarized by aging categories is as follows:

                              DECEMBER 31, 2003    DECEMBER 31, 2002    DECEMBER 31, 2001
                              -----------------    -----------------    -----------------
0 to 60 days..............                 57.7%                52.9%                55.1%
61 to 150 days............                 17.2                 17.3                 20.4
Over 150 days.............                 25.1                 29.8                 24.5
                              -----------------    -----------------    -----------------
Total.....................                100.0%               100.0%               100.0%
                              =================    =================    =================

      The approximate percentage of total gross accounts receivable summarized by payor is as follows:

                              DECEMBER 31, 2003    DECEMBER 31, 2002    DECEMBER 31, 2001
                              -----------------    -----------------    -----------------
Medicare..................                 25.5%                23.3%                27.4%
Medicaid..................                 11.6                 12.5                 16.5
Managed Care and Other....                 25.4                 26.2                 29.1
Self-Pay..................                 37.5                 38.0                 27.0
                              -----------------    -----------------    -----------------
Total.....................                100.0%               100.0%               100.0%
                              =================    =================    =================

      We owned or leased three hospitals in Texas, which accounted for 16.6% and 17.5% of net accounts receivable in 2003 and 2002, respectively. We owned one hospital in Arizona, which accounted for 11.0% and 10.0% of net accounts receivable in 2003 and 2002, respectively.

      Upfront cash collections for the year ended December 31, 2003 were approximately $11.5 million compared to $8.1 million and $4.4 million for the years ended December 31, 2002 and 2001, respectively.

Allowance for Contractual Discounts.

      We derive a significant portion of our revenues from Medicare, Medicaid and other payors that receive discounts from our standard charges. The Medicare and Medicaid regulations and various managed care contracts under which these discounts must be calculated are often complex and subject to interpretation and adjustment. In addition, the services authorized and provided and resulting reimbursement, are often subject to interpretation. These interpretations sometimes result in payments that differ from our estimates. Additionally, updated regulations and contract negotiations occur frequently, necessitating our continual review and assessment of the estimation process. Our hospitals' computerized billing systems do not automatically calculate and record contractual allowances. Rather, we utilize an internally developed contractual model to estimate the allowance for contractual discounts on a payor - specific basis, given our interpretation of the applicable regulations or contract terms. Our contractual model for Medicare and Medicaid inpatient services utilizes the application of actual DRG data to individual patient accounts to calculate contractual allowances. For all inpatient and outpatient non-Medicare and non-Medicaid services, our contractual model utilizes six month historical paid claims data by payor for such services to calculate the contractual allowances. Differences between the contractual allowances estimated by our contractual model and actual paid claims are adjusted when the individual claims are paid. Our contractual model is updated each quarter. In addition to the contractual allowances estimated and recorded by our contractual model, we also record an allowance equal to 100% of all Medicare, Medicaid, and other insurance payors accounts receivable that are aged greater than 365 days.

General and Professional Liability Reserves

      We purchased a professional liability claims made reporting policy effective January 1, 2003. This coverage is subject to a $5.0 million self-insured retention per occurrence for general and professional liability and provides coverage up to $50.0 million for claims incurred during the annual policy term. This retention amount increases our exposure for claims occurring prior to December 31, 2002, and reported on or after January 1, 2003 due to the increased retention amount as compared to prior years. In 2002, the Company had a claims-made reporting policy subject to a $750,000 deductible and a

$2.0 million self-insured retention per occurrence, providing coverage up to $51.0 million for claims incurred during the annual policy term in 2002. In 2001, we maintained insurance for individual malpractice claims exceeding $50,000 per medical incident, subject to an annual maximum of $500,000 for claims occurring and reported in 2001. We purchased a tail policy that provides an unlimited claim reporting period for our professional liability for claims incurred in 2000 and prior years. We estimate our self-insured retention portion of the malpractice risks using an outside actuary which uses historical claims data, demographic factors, severity factors and other actuarial assumptions. The estimated accrual for malpractice claims could be significantly affected should current and future occurrences differ from historical claims trends. The estimation process is also complicated by the relatively short period of time in which we have owned some of our healthcare facilities, as occurrence data under previous ownership may not necessarily reflect occurrence data under our ownership. While management monitors current claims closely and considers outcomes when estimating our insurance accruals, the complexity of the claims and wide range of potential outcomes often hampers timely adjustments to the assumptions used in the estimates. We maintain a reserve to cover both reported claims and claims that have been incurred but not yet reported within our self-insured retention.

Workers' Compensation Reserves

      Workers' compensation claims are insured with a deductible with stop loss limits of $100,000 per accident and a $1.9 million and $2.2 million minimum cap on total losses for the 1999 and 2000 years, respectively, and $250,000 per accident and a $6.6 million and $3.0 million minimum cap on total losses for the 2002 and 2001 years, respectively. We increased our deductible loss amount to $500,000 per accident effective January 1, 2003. The minimum cap for total 2003 losses is $12.0 million. Our arrangement with the insurance provider allows us to prepay the expected amounts of annual workers' compensation claims, which is based upon claims experience. The claims processor tracks payments for the policy year. At the end of the policy year, the claims processor compares the total amount prepaid by us to the actual amount paid by the claims processor. This comparison ultimately will result in a receivable from or a payable to the claims processor.

      We are fully insured in the commercial marketplace for workers' compensation claims prior to January 1, 1999. We utilize loss run reports provided by the claims administrator to determine the appropriate range of loss reserves for the 1999 and subsequent years. Our accruals are calculated to cover the risk from both reported claims and claims that have been incurred but not yet reported.

Goodwill and Long-Lived Assets, Including Impairment

      Our consolidated financial statements primarily include the following types of long-lived assets: property and equipment, goodwill and other intangible assets. Property and equipment purchased in the normal course of business are recorded at the cost of the purchase and a useful life is assigned based upon the nature of the asset in comparison to our policy. We also, in connection with our acquisition of businesses, acquire property and equipment, goodwill and other intangible assets. We use outside firms to perform a valuation of these acquired assets for the purpose of allocating the purchase price of the acquisition. As a result of the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS No. 142"), we have obtained valuation reports to identify property and equipment, as well as any intangible assets purchased in our acquisitions. Based on the valuation reports completed to date, the only identifiable intangible assets valued have been non-compete agreements and licenses and accreditations, which have had minimal associated value; the remainder was goodwill. In accordance with SFAS No. 142, goodwill resulting from acquisitions after June 30, 2001 has not been amortized.

      Impairment of goodwill is governed by SFAS No. 142. In accordance with the adoption of SFAS No. 142, we completed our transitional impairment test prior to June 30, 2002 as of the beginning of 2002. The results of our review indicated that no impairment was present related to the adoption of this accounting standard. Additionally, we completed our annual impairment test as of October 1, 2003. The results of our 2003 review indicated that no impairment occurred, other than for Glades General Hospital, as discussed below. Our annual impairment test is based upon a combination of market capitalization and a projected run-rate for income from continuing operations before provision for income taxes, depreciation and amortization, interest, minority interests, loss on sale of assets and loss on extinguishment of debt (adjusted for a multiple of earnings) for the consolidated company.

      Impairment of long-lived assets other than goodwill is governed by Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. We adopted this statement effective January 1, 2002. In accordance with the standard, in connection with the sale of Glades General Hospital, which was effective April

30, 2004, the Company recorded an after tax impairment charge of $8.9 million related to the write-off of goodwill associated with the hospital, the write-off of the net book value of physician recruiting costs and the write down of other assets of the hospital to their net realizable value, less costs to sell.

INFLATION

      The healthcare industry is labor intensive. Wages and other expenses increase, especially during periods of inflation and labor shortages. In addition, suppliers pass along to us rising costs in the form of higher prices. We generally have been able to offset increases in operating costs by increasing charges for services, expanding services, and implementing cost control measures to curb increases in operating costs and expenses. In light of cost containment measures imposed by government agencies and private insurance companies, we do not know whether we will be able to offset or control future cost increases, or be able to pass on the increased costs associated with providing healthcare services to patients with government or managed care payors, unless such payors correspondingly increase reimbursement rates.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      Our policy is not to hold or issue derivatives for trading purposes and to avoid derivatives with leverage features. Our primary market risk involves interest rate risk. Our interest expense is sensitive to changes in the general level of interest rates. To mitigate the impact of fluctuations in interest rates, we generally maintain 50% - 80% of our debt at a fixed rate, either by borrowing on a long-term basis or entering into an interest rate swap. At December 31, 2003, approximately 77% of our outstanding debt was effectively at a fixed rate. We entered into an interest rate swap agreement which effectively converted, for a ten-year period, $100.0 million of the $200.0 million fixed-rate borrowings under our 7 1/2% Senior Subordinated Notes due 2013 to floating rate borrowings. Floating rate borrowings are based on LIBOR plus 2.79% over the term of the agreement. Our interest rate swap is a fair value hedge. We are exposed to credit losses in the event of nonperformance by the counterparty to the financial instrument. We anticipate that the counterparty will fully satisfy its obligations under the contract.

      The carrying amount of our total long-term debt, less current maturities, of $448.0 million and $460.4 million at December 31, 2003 and 2002, respectively, approximated fair value. At the December 31, 2003 borrowing level, a hypothetical 1% increase in interest rates, considering the effect of the interest rate hedge agreement, would have no significant impact on our net income and cash flows. A hypothetical 1% increase in interest rates on the fixed-rate debt would not have a material impact on the fair value of such debt.

                          INDEX TO FINANCIAL STATEMENTS

The following consolidated financial statements are filed as part of this report under Item 8 - Financial Statements and Supplementary Data:

                                                                                   Page
                                                                                   ----
ANNUAL FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm .....    F-2
Consolidated Balance Sheets as of December 31, 2003 and 2002....................    F-3
Consolidated Statements of Income for the Years Ended
      December 31, 2003, 2002 and 2001..........................................    F-4
Consolidated Statements of Changes in Stockholders' Equity for the Years Ended
      December 31, 2003, 2002 and 2001..........................................    F-5
Consolidated Statements of Cash Flows for the Years Ended
      December 31, 2003, 2002 and 2001..........................................    F-6
Notes to Consolidated Financial Statements......................................    F-7

Financial statement schedules are not required under the related instructions or are inapplicable and therefore have been omitted.

   REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BOARD OF DIRECTORS
PROVINCE HEALTHCARE COMPANY

      We have audited the accompanying consolidated balance sheets of Province Healthcare Company and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Province Healthcare Company and subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

      As discussed in Note 1 to the consolidated financial statements, the Company changed, in 2002, its method of accounting for goodwill and other intangible assets.

                                                   /s/ Ernst & Young LLP

Nashville, Tennessee
February 10, 2004,
except for Notes 2 and 16, as to which the dates are June 30, 2004 and August 16, 2004, respectively

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                           DECEMBER 31,
                                                   ---------------------------
                                                       2003           2002
                                                   -------------   -----------
ASSETS
Current assets:
  Cash and cash equivalents                        $      46,117   $    14,625
  Accounts receivable, less allowance for
  doubtful accounts of $66,835 in 2003 and
  $64,712 in 2002                                        110,335       108,148
  Inventories                                             18,424        19,203
  Prepaid expenses and other                              14,614        15,746
  Assets of discontinued operations                       14,995        28,191
                                                   -------------   -----------
     Total current assets                                204,485       185,913
Property and equipment, net                              459,843       440,111
Goodwill                                                 309,191       311,092
Unallocated purchase price                                    --           466
Other assets                                              36,874        36,605
                                                   -------------   -----------
                                                   $   1,010,393   $   974,187
                                                   =============   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                 $      16,083   $    19,629
  Accrued salaries and benefits                           27,852        23,347
  Accrued expenses                                        14,241        12,841
  Current portion of long-term debt                          743           974
  Liabilities of discontinued operations                   5,156         7,902
                                                   -------------   -----------
        Total current liabilities                         64,075        64,693
Long-term debt, less current portion                     447,956       460,370
Other liabilities                                         49,579        33,310
Minority interests                                         1,910         2,612
Commitments and contingencies                                 --            --
Stockholders' equity:
  Preferred stock - $0.01 par value, 100,000
  shares authorized, none issued and outstanding              --            --
  Common stock - $0.01 par value; 150,000,000
  shares authorized, 48,841,157 shares and
  48,581,549 shares issued and outstanding at
  December 31, 2003 and 2002, respectively                   488           486
  Additional paid-in-capital                             306,091       304,102
  Retained earnings                                      141,186       109,567
  Accumulated other comprehensive loss                      (892)         (953)
                                                   -------------   -----------
        Total stockholders' equity                       446,873       413,202
                                                   -------------   -----------
                                                   $   1,010,393   $   974,187
                                                   =============   ===========

                             See accompanying notes.

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              YEAR ENDED DECEMBER 31,
                                                   ----------------------------------------------
                                                      2003              2002              2001
                                                   ----------        ----------        ----------
Revenues:
  Net patient revenue                              $  735,841        $  649,954        $  480,627
  Other                                                10,367             8,308             6,253
                                                   ----------        ----------        ----------
                                                      746,208           658,262           486,880
Expenses:
  Salaries, wages and benefits                        282,794           261,499           190,055
  Purchased services                                   68,872            69,934            46,588
  Supplies                                             95,579            84,408            56,211
  Provision for doubtful accounts                      72,583            53,201            44,277
  Other operating expenses                             88,137            69,447            47,353
  Rentals and leases                                    9,007             8,284             6,818
  Depreciation and amortization                        37,617            32,169            27,611
  Interest expense                                     26,262            21,285            11,071
  Minority interests                                      260                34               267
  Loss (gain) on sale of assets                            75               (77)              178
  Loss on early extinguishment of debt                    486                --                --
                                                   ----------        ----------        ----------
     Total expenses                                   681,672           600,184           430,429
                                                   ----------        ----------        ----------
Income from continuing operations
before provision for income taxes                      64,536            58,078            56,451
Income taxes                                           22,816            23,240            23,796
                                                   ----------        ----------        ----------
Income from continuing operations                      41,720            34,838            32,655
Discontinued operations, net of tax:
     (Loss) earnings from operations                   (1,149)            1,274               253
     Impairment of assets                              (8,952)               --                --
                                                   ----------        ----------        ----------
                                                      (10,101)            1,274               253
                                                   ----------        ----------        ----------
Net income                                         $   31,619        $   36,112        $   32,908
                                                   ==========        ==========        ==========
Earnings (loss) per common share:
     Basic:
        Continuing operations                      $     0.85        $     0.72        $     0.69
        Discontinued operations, net of tax:
          (Loss) earnings from
          operations                                    (0.02)             0.03              0.01
          Impairment of assets                          (0.18)               --                --
                                                   ----------        ----------        ----------
     Net income                                    $     0.65        $     0.75        $     0.70
                                                   ==========        ==========        ==========
     Diluted:
        Continuing operations                      $     0.84        $     0.70        $     0.67
        Discontinued operations, net of tax:
          (Loss) earnings from
          operations                                    (0.02)             0.03                --
          Impairment of assets                          (0.15)               --                --
                                                   ----------        ----------        ----------
     Net income                                    $     0.67        $     0.73        $     0.67
                                                   ==========        ==========        ==========

                             See accompanying notes.

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                      Accumulated
                                                          Common Stock       Additional                  Other
                                                       -------------------    Paid-In     Retained   Comprehensive
                                                         Shares     Amount    Capital     Earnings       Loss           Total
                                                       ----------   ------   ----------   --------   -------------   -----------
Balance at December 31, 2000.........................  46,362,882   $  463   $  273,704   $ 40,547   $          --   $   314,714
 Exercise of stock options and
   related income tax benefit........................     844,339        9       13,253         --              --        13,262
 Treasury stock......................................      (2,319)      --          (45)        --              --           (45)
 Issuance of common stock from employee
   stock purchase plan...............................     284,082        3        2,036         --              --         2,039
 Comprehensive income:
     Net income......................................          --       --           --     32,908              --        32,908
     Cumulative effect of change in accounting for
       derivative financial instruments,
       net of tax of $42.............................          --       --           --         --             (58)          (58)
     Change in fair value of derivatives,
       net of tax of $504............................          --       --           --         --            (815)         (815)
                                                                                                                     -----------
 Comprehensive income................................          --       --           --         --              --        32,035
                                                       ----------   ------   ----------   --------   -------------   -----------
Balance at December 31, 2001.........................  47,488,984      475      288,948     73,455            (873)      362,005
 Exercise of stock options and
   related income tax benefit........................   1,031,998       10       13,952         --              --        13,962
 Treasury stock......................................       1,545       --           45         --              --            45
 Issuance of common stock from employee
   stock purchase plan...............................      59,022        1        1,032         --              --         1,033
 Other...............................................          --       --          125         --              --           125
 Comprehensive income:
     Net income......................................          --       --           --     36,112              --        36,112
     Change in fair value of derivatives,
       net of tax of $53.............................          --       --           --         --             (80)          (80)
                                                                                                                     -----------
 Comprehensive income................................          --       --           --         --              --        36,032
                                                       ----------   ------   ----------   --------   -------------   -----------
Balance at December 31, 2002.........................  48,581,549      486      304,102    109,567            (953)      413,202
 Exercise of stock options and
   related income tax benefit........................     143,882        1          828         --              --           829
 Issuance of common stock from employee
   stock purchase plan and other.....................     115,726        1        1,161         --              --         1,162
 Comprehensive income:
     Net income......................................         --       --           --      31,619              --        31,619
     Change in fair value of derivatives,
       net of tax of $38.............................          --       --           --         --              61            61
                                                                                                                     -----------
 Comprehensive income................................          --       --           --         --              --        31,680
                                                       ----------   ------   ----------   --------   -------------   -----------
 Balance at December 31, 2003........................  48,841,157   $  488   $  306,091   $141,186   $        (892)  $   446,873
                                                       ==========   ======   ==========   ========   =============   ===========

                             See accompanying notes.

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,
                                                          ---------------------------------------
                                                              2003         2002          2001
                                                          -----------  ------------  ------------
CASH FLOWS FROM OPERATING
ACTIVITIES:
  Income from continuing operations                       $    41,720  $     34,838  $     32,655
  Adjustments to reconcile income from continuing
  operations to net cash provided by operating
  activities:
     Depreciation and amortization                             37,617        32,169        27,611
     Deferred income taxes                                     14,215         8,776         6,125
     Provision for professional liability                       5,476         7,209           200
     Loss on early extinguishment of debt                         486            --            --
     Loss (gain) on sale of assets                                 75           (77)          178
     Changes in operating assets and liabilities, net of
     effects from acquisitions and disposals:
        Accounts receivable                                    (1,172)        6,511       (14,651)
        Inventories                                               712        (1,311)       (1,425)
        Prepaid expenses and other                             (3,347)        4,012       (15,406)
        Accounts payable and accrued expenses                  (4,107)       (2,696)       (3,573)
        Accrued salaries and benefits                           4,505          (315)        1,184
     Other                                                      8,165         1,022           484
                                                          -----------  ------------  ------------
     Net cash provided by operating activities                104,345        90,138        33,382
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment                          (56,926)      (45,469)      (69,816)
  Purchase of hospitals and
  healthcare entities                                              --      (171,157)      (97,607)
                                                          -----------  ------------  ------------
  Net cash used in investing activities                       (56,926)     (216,626)     (167,423)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt                                194,199       134,321       337,939
  Repayments of debt                                         (213,049)      (44,048)     (178,348)
  Issuance of common stock                                      2,574        11,037        11,969
                                                          -----------  ------------  ------------
  Net cash (used in) provided by financing activities         (16,276)      101,310       171,560
                                                          -----------  ------------  ------------
Net cash provided by (used in) continuing operations           31,143       (25,178)       37,519
Net cash provided by discontinued operations                      349           841         1,443
                                                          -----------  ------------  ------------
Increase (decrease) in cash and cash equivalents               31,492       (24,337)       38,962
Cash and cash equivalents at beginning of period               14,625        38,962           --
                                                          -----------  ------------  -----------
Cash and cash equivalents at end of period                $    46,117  $     14,625  $     38,962
                                                          ===========  ============  ============
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest                                  $    23,986  $     19,958  $      9,742
                                                          ===========  ============  ============
  Cash paid for income taxes, net                         $    10,322  $     14,848  $     28,185
                                                          ===========  ============  ============
ACQUISITIONS:
  Assets acquired                                         $        --  $    181,268  $    109,014
  Liabilities assumed                                              --       (10,111)      (11,407)
                                                          -----------  ------------  ------------
  Cash paid, net of cash acquired                         $        --  $    171,157  $     97,607
                                                          ===========  ============  ============

                             See accompanying notes.

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003

1. ORGANIZATION AND ACCOUNTING POLICIES

ORGANIZATION

      Province Healthcare Company (the "Company") was founded on February 2, 1996, and is engaged in the business of owning and leasing hospitals in non-urban communities throughout the United States. At December 31, 2003, the Company owned or leased 20 general acute care hospitals in 13 states with 2,262 licensed beds. Effective April 30, 2004, the Company sold Glades General Hospital in Belle Glade, Florida and, effective June 30, 2004, sold Brim Healthcare, Inc., its hospital management subsidiary. The operations of Glades General Hospital and Brim Healthcare, Inc. are reported as discontinued operations, as discussed in Note 2. The Company's remaining 19 hospitals and operations are reported as continuing operations, with a total of 2,189 licensed beds at December 31, 2003. At December 31, 2003, the Company managed, through its Brim Healthcare, Inc. subsidiary, 36 primarily non-urban hospitals in 14 states with a total of 2,985 licensed beds.

BASIS OF CONSOLIDATION

      The consolidated financial statements include the accounts of the Company, its majority-owned subsidiaries and partnerships in which the Company or one of its subsidiaries is a general partner and has a majority voting interest. All significant intercompany accounts and transactions have been eliminated in consolidation.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

      The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. On an ongoing basis, the Company evaluates its estimates, including those related to bad debts, contractual discounts, risk management reserves and intangible assets. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The Company believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements:

Allowance for Doubtful Accounts

      Substantially all of the Company's accounts receivable are related to providing healthcare services to the Company's hospitals' patients. The Company's ability to collect outstanding receivables from third-party payors and others is critical to its operating performance and cash flows. The primary collection risk lies with uninsured patient accounts or patient accounts for which a balance remains after primary insurance has paid. Insurance coverage is verified prior to treatment for all procedures scheduled in advance and walk-in patients. Insurance coverage is not verified in advance of procedures for emergency room patients. Deductibles and co-payments are generally determined prior to the patient's discharge with emphasis on collection efforts before discharge. Once these amounts are determined, any remaining patient balance is identified and collection activity is initiated before the patient is discharged. The Company's standard collection procedures are then followed until such time that management determines the account is uncollectible, at which point the account is written off. The Company's policy with respect to estimating its allowance for doubtful accounts is to reserve 50% of all self-pay accounts receivable aged between 121 and 150 days and 100% of all self-pay accounts that have aged greater than 150 days. Accordingly, substantially all of the Company's bad debt expense is related to uninsured patient accounts and patient accounts for which a balance remains after primary insurance has paid. The Company continually monitors its accounts receivable balances and utilizes cash collections data and other analytical tools to support the basis for its estimates of the provision for doubtful accounts. In addition, the Company performs quarterly hindsight procedures on historical collection and write-off experience to determine the reasonableness of its policy for estimating the allowance for doubtful accounts. Significant changes in payor mix or business office operations, or deterioration in aging accounts receivable could result in a significant increase in this allowance.

      In general, the standard collection cycle at the Company's hospitals is as follows:

      - Upfront cash collection of deductibles, co-payments, and self-pay accounts.

      - From the time the account is billed until the period 120 days after the billing, internal business office collections and early out program collections are performed.

      - From the time the account is 121 days after billing until the period one year after billing, uncollected accounts are turned over to one of two primary collection agencies utilized by the Company.

      - One year following the date of billing, any uncollected accounts are written off and the accounts are turned over to a secondary collection agency.

      The following table summarizes the Company's days revenue outstanding on a same-store basis as of the dates indicated:

                        DECEMBER 31, 2003    DECEMBER 31, 2002    DECEMBER 31, 2001
                        -----------------   -------------------   -----------------
                                       54                    56                  63

      The Company's target for days revenue outstanding ranges from 53 to 58 days. The primary reason for the decrease in days revenue outstanding for each of the years presented above are as a result of the Company's increased efforts in its collection cycle.

      Uncollected accounts are manually written off: (a) if the balance is less than $10.00, (b) when turned over to an outside secondary collection agency at 365 days, or (c) earlier than 365 days if all collection efforts indicate an account is uncollectible. Once accounts have been written off, they are not included in our gross accounts receivable or allowance for doubtful accounts.

      The approximate percentage of total gross accounts receivable summarized by aging categories is as follows:

                              DECEMBER 31, 2003     DECEMBER 31, 2002       DECEMBER 31, 2001
                              -----------------    ------------------       -----------------
0 to 60 days...............                57.7%                 52.9%                   55.1%
61 to 150 days.............                17.2                  17.3                    20.4
Over 150 days..............                25.1                  29.8                    24.5
                              -----------------    ------------------       -----------------
Total......................               100.0%                100.0%                  100.0%
                              =================    ==================       =================

      The approximate percentage of total gross accounts receivable summarized by payor is as follows:

                              DECEMBER 31, 2003     DECEMBER 31, 2002       DECEMBER 31, 2001
                              -----------------    ------------------       -----------------
Medicare...................                25.5%                 23.3%                   27.4%
Medicaid...................                11.6                  12.5                    16.5
Managed Care and Other.....                25.4                  26.2                    29.1
Self-Pay...................                37.5                  38.0                    27.0
                              -----------------    ------------------       -----------------
Total......................               100.0%                100.0%                  100.0%
                              =================    ==================       =================

      The Company owned or leased three hospitals in Texas, which accounted for 16.6% and 17.5% of net accounts receivable in 2003 and 2002, respectively. The Company owned one hospital in Arizona, which accounted for 11.0% and 10.0% of net accounts receivable in 2003 and 2002, respectively.

    Upfront cash collections for the year ended December 31, 2003 were approximately $11.5 million compared to $8.1 million and $4.4 million for the years ended December 31, 2002 and 2001, respectively.

Allowance for Contractual Discounts

      The Company derives a significant portion of its revenues from Medicare, Medicaid and other payors that receive discounts from its standard charges. The Medicare and Medicaid regulations and various managed care contracts under which these discounts must be calculated are often complex and subject to interpretation and adjustment. In addition, the services authorized and provided and resulting reimbursement are often subject to interpretation. These interpretations sometimes result in payments that differ from the Company's estimates. Additionally, updated regulations and contract negotiations occur frequently, necessitating the Company's continual review and assessment of the estimation process. The Company's hospitals' computerized billing systems do not automatically calculate and record contractual allowances. Rather, the Company utilizes an internally developed contractual model to estimate the allowance for contractual discounts on a payor - specific basis, given its interpretation of the applicable regulations or contract terms. The Company's contractual model for Medicare and Medicaid inpatient services utilizes the application of actual DRG data to individual patient accounts to calculate contractual allowances. For all inpatient and outpatient non-Medicare and non-Medicaid services, the Company's contractual model utilizes six month historical paid claims data by payor for such services to calculate the contractual allowances. Differences between the contractual allowances estimated by the Company's contractual model and actual paid claims are adjusted when the individual claims are paid. The Company's contractual model is updated each quarter. In addition to the contractual allowances estimated and recorded by the Company's contractual model, the Company also records an allowance equal to 100% of all Medicare, Medicaid, and other insurance payors accounts receivable that are aged greater than 365 days.

Risk Management Reserves

      The Company purchased a professional liability claims-made reporting policy effective January 1, 2003. This coverage is subject to a $5.0 million self-insured retention per occurrence for general and professional liability and provides coverage up to $50.0 million for claims incurred during the annual policy term. This retention amount increases our exposure for claims occurring prior to December 31, 2002 and reported on or after January 1, 2003, due to the increased retention amount as compared to prior years. In 2002, the Company had a claims-made reporting policy subject to a $750,000 deductible and a $2.0 million self-insured retention per occurrence, providing coverage up to $51.0 million for claims incurred during the annual policy term in 2002. In 2001, the Company maintained insurance for individual malpractice claims exceeding $50,000 per medical incident, subject to an annual maximum of $500,000 for claims occurring and reported in 2001. The Company purchased a tail policy that provides an unlimited claim reporting period for its professional liability for claims incurred in 2000 and prior years. The Company estimates its self-insured retention portion of the malpractice risks using an outside actuary which uses historical claims data, demographic factors, severity factors and other actuarial assumptions. The Company maintains a reserve to cover both reported claims and claims that have been incurred but not yet reported within its self-insured retention.

      Workers' compensation claims are insured with a deductible with stop loss limits of $100,000 per accident and a $1.9 million and $2.2 million minimum cap on total losses for the 1999 and 2000 years, respectively, and $250,000 per accident and a $6.6 million and $3.0 million minimum cap on total losses for the 2002 and 2001 years, respectively. The Company increased the deductible loss amount to $500,000 per accident effective January 1, 2003. The minimum cap for total 2003 losses is $12.0 million. The Company's arrangement with the insurance provider allows it to prepay the expected amounts of annual workers' compensation claims, which are based upon claims experience. The claims processor tracks payments for the policy year. At the end of the policy year, the claims processor compares the total amount prepaid by the Company to the actual amount paid by the claims processor. This comparison will ultimately result in a receivable from or a payable to the claims processor.

      The Company is fully insured in the commercial marketplace for workers' compensation claims prior to January 1, 1999. The Company utilized loss run reports provided by the claims administrator to determine the appropriate range of loss reserves for the 1999 year and subsequent years. The Company's accruals are calculated to cover the risk from both reported claims and claims that have been incurred but not yet reported.

Intangible Assets

      The Company adopted Statement of Financial Accounting Standards No. 141, Business Combinations ("SFAS No. 141"), effective July 1, 2001 and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS No. 142"), effective January 1, 2002. Under SFAS No. 142, goodwill and indefinite lived intangible assets from acquisitions prior to July 1, 2001 are no longer amortized effective January 1, 2002, but are subject to annual impairment tests. In accordance with the new rules, goodwill resulting from acquisitions after June 30, 2001 has not been amortized. Other intangible assets will continue to be amortized over their useful lives.

      Management of the Company evaluates all acquisitions independently to determine the appropriate amortization period for identified intangible assets. Each evaluation includes an analysis of factors such as historic and projected financial performance, evaluation of the estimated useful lives of buildings and fixed assets acquired, the indefinite lives of certificates of need and licenses acquired, the competition within local markets, and lease terms where applicable.

Discontinued Operations

      As disclosed in Note 2, the operations of Glades General Hospital and Brim Healthcare, Inc. are reported as discontinued operations and the consolidated financial statements for all prior periods have been adjusted to reflect this presentation. In addition, certain other prior period amounts have been reclassified to conform to the current year presentation. Such other reclassifications had no material effect on the financial position and results of operations as previously reported.

Cash Equivalents

      The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company places its cash in financial institutions that are federally insured and limits the amount of credit exposure with any one financial institution.

Accounts Receivable

      The Company receives payment for services rendered from federal and state agencies (under the Medicare, Medicaid and TRICARE programs), managed care health plans, commercial insurance companies, employers and patients. During the years ended December 31, 2003, 2002, and 2001, approximately 48.8%, 56.7%, and 48.6%, respectively, of the Company's net patient revenue from continuing operations related to patients participating in the Medicare and Medicaid programs. Management recognizes that revenues and receivables from government agencies are significant to its operations, but it does not believe that there are significant credit risks associated with these government agencies. Management does not believe that there are any other significant concentrations of revenues from any particular payor that would subject it to any significant credit risks in the collection of its accounts receivable.

Inventories

      Inventories are stated at the lower of cost, determined by the first-in, first-out method, or market.

Property and Equipment

      Property and equipment are stated at cost. Routine maintenance and repairs are charged to expense as incurred. Expenditures that increase capacities or extend useful lives are capitalized. Depreciation expense, including amortization of assets capitalized under capital leases, is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the lesser of the terms of the respective leases or their estimated useful lives. Buildings and improvements are depreciated over estimated useful lives ranging generally from 20 to 40 years. Estimated useful lives of equipment vary generally from 3 to 20 years.

      The Company adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS No. 144") effective January 1, 2002. Prior to January 1, 2002, the Company recognized impairments of long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. In accordance with SFAS No. 144, when events, circumstances or operating results indicate that the carrying values of certain long-lived assets and related identifiable intangible assets (excluding goodwill) that are expected to be held and used might be impaired, the Company considers the recoverability of assets to be held and used by comparing the carrying amount of the assets to the present value of future net cash flows expected to be generated by the assets. If assets are identified as impaired, the impairment is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets as determined by independent appraisals or estimates of discounted future cash flows. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Other Assets

      Other assets consist primarily of costs associated with the issuance of debt which are amortized using the interest method over the life of the related debt, and costs to recruit physicians to the Company's markets, which are deferred and amortized over the term of the respective physician recruitment agreement, which is generally three years. Amortization of deferred loan costs is included in interest expense. Deferred loan costs totaled $15,305,000 (net of accumulated amortization of $11,940,000) and $11,733,000 (net of accumulated amortization of $8,518,000) at December 31, 2003 and 2002, respectively. Amortization of physician recruiting costs is included in other operating expenses. Net physician recruiting costs included in the accompanying consolidated balance sheets at December 31, 2003 and 2002 totaled $16,975,000 and $18,049,000, respectively.

Other Noncurrent Liabilities

      Other noncurrent liabilities consist primarily of insurance liabilities, supplemental deferred compensation liability, and deferred income taxes.

Minority Interests

      The consolidated financial statements include all assets, liabilities, revenues and expenses of less than 100% owned entities controlled by the Company. Accordingly, the Company has recorded minority interests in the earnings and equity of such consolidated entities.

Patient Revenue

      The Company's healthcare facilities have entered into agreements with third-party payors, including government programs and managed care health plans, under which the facilities are paid based upon established charges, the cost of providing services, predetermined rates per diagnosis, fixed per diem rates or discounts from established charges.

      Net patient revenue is reported at the estimated net realizable amounts from third-party payors and others for services rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payors. Estimated settlements under third-party reimbursement agreements are accrued in the period the related services are rendered and are adjusted, if necessary, in future periods when final settlements are determined (See Note 7).

      The Company provides care without charge to patients who are financially unable to pay for the healthcare services they receive. Because the Company does not pursue collection of amounts determined to qualify as charity care, they are not reported in net patient revenues.

Stock Based Compensation

      The Company, from time to time, grants stock options for a fixed number of common shares to employees and directors at a fixed exercise price. The Company accounts for employee stock option grants using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("Opinion 25"), and related interpretations, and accordingly, recognizes no compensation expense for the stock option grants when the exercise price of the options equals, or is greater than, the market price of the underlying stock on the date of grant.

      The following proforma information is being presented in accordance with Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, which was adopted by the Company effective January 1, 2003. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), net income and earnings per share would have been reduced to the pro forma amounts indicated in the following table (in thousands, except per share data):

                                                     2003            2002             2001
                                                 ----------      -----------       ----------
Net income - as reported                         $   31,619      $    36,112       $   32,908
Less pro forma effect of stock option
grants                                               (4,744)         (10,922)          (8,452)
                                                 ----------      -----------       ----------
Pro forma net income                             $   26,875      $    25,190       $   24,456
                                                 ==========      ===========       ==========
Earnings per share - as reported
     Basic                                       $     0.65      $      0.75       $     0.70
     Diluted                                     $     0.67      $      0.73       $     0.67
Earnings per share - pro forma
     Basic                                       $     0.55      $      0.52       $     0.52
     Diluted                                     $     0.55      $      0.51       $     0.50

      In accordance with Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS No. 128"), the calculation of diluted earnings per share for the year ended December 31, 2003 using the "if converted" method includes the impact of the Company's convertible notes. Since the Company reports discontinued operations, income from continuing operations has been utilized in determining whether the convertible notes were dilutive or antidilutive to earnings per share. The convertible notes were dilutive to earnings per share on income from continuing operations and were antidilutive to net income for the year ended December 31, 2003. The convertible notes were antidilutive to earnings per share on pro forma income from continuing operations and pro forma net income for the year ended December 31, 2003.

Interest Rate Swap Agreements

      The Company enters into interest rate swap agreements as a means of managing its interest rate exposure. The differential to be paid or received is recognized over the life of the agreement as an adjustment to interest expense.

      Effective January 2001, the Company adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended ("SFAS No. 133"). SFAS No. 133 requires that all derivatives, whether designated in hedging relationships or not, be recognized on the balance sheet at fair value and requires the recognition of the resulting gains or losses as adjustments to earnings or other comprehensive income. In accordance with the provisions of SFAS No. 133, the Company designated its outstanding interest rate swap agreement as a fair value hedge and determined that this hedge qualifies for treatment under the short-cut method of measuring effectiveness. Under the provisions of SFAS No. 133, this hedge is determined to be perfectly effective and there is no requirement to periodically evaluate effectiveness. This derivative and the related hedged debt amount has been recognized in the consolidated financial statements at its respective fair value.

Recently Issued Accounting Pronouncements

      In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46") to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. Until now, a company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 changes that guidance by requiring a variable interest entity, as defined, to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities, or is entitled to receive a majority of the entity's residual returns, or both. FIN 46 also requires disclosure about variable interest entities that the company is not required to consolidate but in which it has a significant variable interest. On December 24, 2003, the FASB issued a revision of FIN 46 that replaced the original interpretation and codified proposed modifications and other decisions previously issued through certain FASB Staff Positions, including the deferral of the effective date of applying FIN 46 to certain variable interests. The revised FIN 46 requires the Company to apply the provisions of FIN 46 immediately to any special purpose entities and to any variable interest entities created after January 31, 2003. Application of the provisions will be required for all other variable interest entities in financial statements for periods ending after March 15, 2004. The Company does not anticipate any effect on its consolidated financial position or operating results from the application of FIN 46.

2. DISCONTINUED OPERATIONS

      On April 30, 2004 the Company sold substantially all of the assets and assigned certain liabilities of Glades General Hospital ("Glades") in Belle Glade, Florida, to a wholly-owned subsidiary of the Health Care District of Palm Beach County for approximately $1.5 million, resulting in an immaterial gain on divestiture. Effective June 30, 2004, the Company sold the stock of Brim Healthcare, Inc. ("Brim") to Brim Holding Company, Inc., an independent investor-owned Delaware corporation, for approximately $13.2 million, resulting in a pre-tax gain on divestiture of $11.3 million ($7.0 million gain net of tax). The operations of Glades and Brim are reported as discontinued operations and the operating results for the years ended December 31, 2003, 2002 and 2001 are presented in the following table (in thousands):

                                                            YEAR ENDED DECEMBER 31,
                                               --------------------------------------------
                                                   2003             2002            2001
                                               -----------       ----------      ----------
Revenues                                        $   45,480       $   46,085      $   43,859

Operating expenses                                  45,052           41,242          39,967
Depreciation and amortization                        1,699            2,062           2,568
Interest expense                                       478              672           1,019
Loss on sale of asset                                   11               --              18
Impairment charge                                   13,773               --              --
                                                ----------       ----------      ----------
  Total expenses                                    61,013           43,976          43,572
                                                ----------       ----------      ----------
Income (loss) before provision for income
  taxes                                           (15,533)           2,109             287
Income taxes (benefit)                             (5,432)             835              34
                                                ----------       ----------      ----------
(Loss) earnings from discontinued operations    $  (10,101)      $    1,274      $      253
                                                ==========       ==========      ==========

      In connection with the decision to sell Glades, the Company wrote off goodwill associated with the hospital, wrote off the net book value of physician recruiting costs and wrote down the other assets of Glades to their estimated net realizable value, less cost to sell. These charges are included in the impairment charge recorded in 2003.

      The major classes of assets and liabilities of discontinued operations in the consolidated balance sheets as of December 31, 2003 and 2002 are as follows (in thousands):

                                                               Year Ended December 31,
                                                               -----------------------
                                                                 2003            2002
                                                               -------         -------
Cash                                                           $    17         $    23
Accounts receivable, net                                         6,931           9,283
Inventories                                                        529             632
Prepaid expenses and other current assets                          392             570
Property and equipment, net                                      3,157           7,268
Goodwill                                                            80           8,298
Other assets                                                        33           2,117
Deferred income taxes                                            3,856              --
                                                               -------         -------
             Total assets of discontinued operations            14,995          28,191
                                                               -------         -------
Accounts payable                                                   812             764
Accrued salaries and benefits                                    1,603           2,033
Accrued expenses                                                   513             357
Long-term debt                                                     982           1,900
Income taxes payable                                             1,246           1,706
Deferred income taxes                                               --           1,142
                                                               -------         -------
             Total liabilities of discontinued operations        5,156           7,902
                                                               -------         -------
Net assets of discontinued operations                          $ 9,839         $20,289
                                                               =======         =======

3. ACQUISITIONS AND GOODWILL

2001 ACQUISITIONS

      In 2001, the Company acquired five hospitals: Selma Regional Medical Center, acquired in July 2001; Ashland Regional Medical Center, acquired in August 2001; Vaughan Regional Medical Center, acquired in October 2001; Medical Center of Southern Indiana, acquired in October 2001; and Teche Regional Medical Center, acquired in December 2001.

      In the second quarter of 2002, the Company consolidated the operations of Selma Regional Medical Center and Vaughan Regional Medical Center. The consolidation of the operations of these hospitals resulted in a regional hospital (Vaughan Regional Medical Center) that provides more intensive services to the large area it serves.

2002 ACQUISITIONS

      In May 2002, the Company acquired Memorial Hospital of Martinsville and Henry County in Martinsville, Virginia, for approximately $129.2 million, including working capital. To finance this acquisition, the Company borrowed $86.0 million under its revolving credit facility and used approximately $43.2 million of available cash. This is the Company's first Virginia hospital and is the only hospital in the county, serving a population in excess of 100,000.

      In June 2002, the Company acquired Los Alamos Medical Center in Los Alamos, New Mexico, for approximately $39.0 million, including working capital. To finance this acquisition, the Company borrowed $37.0 million under its revolving credit facility and used $2.0 million from available cash. This is the Company's first New Mexico hospital and is the only hospital in the community, serving a population of approximately 50,000.

      The foregoing acquisitions were accounted for using the purchase method of accounting. The operating results of the hospitals acquired in 2002 and 2001 have been included in the accompanying consolidated statements of income from the respective dates of acquisition.

PRO FORMA ACQUISITION INFORMATION

      The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition for the hospital acquisitions completed in 2002 (in thousands):

Accounts receivable, net                 $   12,913
Inventories                                   2,177
Prepaid expenses and other                      119
                                         ----------
  Total current assets acquired              15,209
Property and equipment                       63,457
Unallocated purchase price                      466
Goodwill                                    101,349
Other                                           787
                                         ----------
  Total assets acquired                     181,268
                                         ----------
  Total liabilities assumed                  10,111
                                         ----------
Net assets acquired                      $  171,157
                                         ==========

      The following pro forma information reflects the operations of the hospitals acquired in 2002 and 2001, as if the respective transactions had occurred as of the first day of the fiscal year immediately preceding the year of the acquisitions (in thousands, except per share data):

                                            2002            2001
                                       ------------     ----------
Net revenue                            $    701,850     $   688,310
Net income                                   38,112          35,454
Earnings per share:
Basic                                  $       0.79     $      0.75
Diluted                                        0.77            0.73

      The pro forma results of operations do not purport to represent what the Company's results would have been had such transactions, in fact, occurred at the beginning of the periods presented or to project the Company's results of operations in any future period.

PRO FORMA GOODWILL INFORMATION

      Had the Company been accounting for its goodwill under SFAS No. 142 during the year ended December 31, 2001, the Company's pro forma net income and earnings per share would have been as follows (in thousands, except per share data):

Reported net income                                 $   32,908
Add: Goodwill amortization, net of tax                   4,198
                                                    ----------
Pro forma adjusted net income                       $   37,106
                                                    ==========
Basic earnings per share:
  Reported net income                               $     0.70
  Add: Goodwill amortization, net of tax                  0.09
                                                    ----------
  Pro forma adjusted net income                     $     0.79
                                                    ==========
Diluted earnings per share:
  Reported net income                               $     0.67
  Add: Goodwill amortization, net of tax                  0.09
                                                    ----------
  Pro forma adjusted net income                     $     0.76
                                                    ==========

4. PROPERTY AND EQUIPMENT

      Property and equipment consists of the following (in thousands):

                                                                   DECEMBER 31,
                                                            -------------------------
                                                                2003          2002
                                                            ------------  -----------
Land                                                        $     23,344  $    21,458
Land improvements                                                  5,292        5,106
Leasehold improvements                                            19,554       17,286
Buildings and improvements                                       335,788      313,635
Equipment                                                        191,900      158,721
                                                            ------------  -----------
                                                                 575,878      516,206
Less accumulated depreciation and amortization                  (121,835)     (84,985)
                                                            ------------  -----------
                                                                 454,043      431,221
Construction-in-progress (estimated cost to
complete at December 31, 2003 - $85,042)                           5,800        8,890
                                                            ------------  -----------
                                                            $    459,843  $   440,111
                                                            ============  ===========

      Depreciation expense totaled approximately $37,120,000, $32,059,000 and $21,583,000 in 2003, 2002 and 2001, respectively. Assets under capital leases were $6,206,000 and $59,180,000, net of accumulated amortization of $5,631,000 and $11,965,000 at December 31, 2003 and 2002, respectively. Interest is capitalized in connection with construction projects at the Company's facilities. The capitalized interest is recorded as part of the asset to which it relates and is depreciated over the asset's estimated useful life. In 2003 and 2002, $712,000 and $942,000 of interest cost, respectively, was capitalized.

5. LONG-TERM DEBT

      Long-term debt consists of the following (in thousands):

                                                                   DECEMBER 31,
                                                            -----------------------
                                                               2003         2002
                                                           -----------  -----------
Credit facility                                            $        --  $    94,000
Senior subordinated notes                                      196,634           --
Convertible subordinated notes                                 248,470      322,500
                                                           -----------  -----------
                                                               445,104      416,500
Obligations under capital leases (see Note 10)                   3,595       44,844
                                                           -----------  -----------
                                                               448,699      461,344
Less current portion                                              (743)        (974)
                                                           -----------  -----------
                                                           $   447,956  $   460,370
                                                           ===========  ===========

CREDIT FACILITY

      The Company maintains a bank senior credit facility ("Credit Facility") of $250,000,000. At December 31, 2003, the Company had outstanding letters of credit of $3,565,000, reducing the amount available under the Credit Facility to $246,435,000.

      The loans under the Credit Facility bear interest, at the Company's option, at the adjusted base rate or at the adjusted LIBOR rate. The interest rate ranged from 3.54% to 5.04% during 2003. The Company pays a commitment fee, which varies from one-half to three-eighths of one percent of the unused portion, depending on the Company's compliance with certain financial ratios. The Company may prepay any principal amount outstanding under the Credit Facility at any time before the maturity date of November 13, 2006.

      The Credit Facility contains limitations on the Company's ability to incur additional indebtedness (including contingent obligations), sell material assets, retire, redeem or otherwise reacquire its capital stock, acquire the capital stock or assets of another business, and pay dividends. The Credit Facility also requires the Company to maintain a specified net worth and meet or exceed certain coverage, leverage, and indebtedness ratios. Indebtedness under the Credit Facility is secured by substantially all assets of the Company.

      In March, May and June 2003, the Company amended the Credit Facility to
(i) add additional hospitals as collateral security, (ii) obtain consent for various transactions, including the issuance of $200,000,000 aggregate principal amount of 7 1/2% Senior Subordinated Notes due 2013, repurchase of a portion of the outstanding 4 1/2% Convertible Subordinated Notes due 2005, and the interest rate swap agreement on a portion of the 7 1/2% Senior Subordinated Notes, and
(iii) increase the flexibility of certain leverage and joint venture investment covenants.

7 1/2% SENIOR SUBORDINATED NOTES

      In May 2003, the Company completed its public offering of $200,000,000 aggregate principal amount of 7 1/2% Senior Subordinated Notes due June 1, 2013 (the "7 1/2% Senior Subordinated Notes"). Net proceeds of the offering totaling $194,212,000 were used to repay $114,300,000 in existing borrowings under the Credit Facility and to repurchase $74,030,000 of the Company's 4 1/2% Convertible Subordinated Notes. The 7 1/2% Senior Subordinated Notes bear interest from May 27, 2003 at the rate of 7 1/2% per year, payable semi-annually on June 1 and December 1, beginning on December 1, 2003. The Company may redeem all or a portion of the 7 1/2% Senior Subordinated Notes on or after June 1, 2008, at the then current redemption prices, plus accrued and unpaid interest. In addition, at any time prior to June 1, 2006, the Company may redeem up to 35% of the aggregate principal amount of the 7 1/2% Senior Subordinated Notes within 60 days of one or more common stock offerings with the net proceeds of such offerings at a redemption price of 107.5% of the principal amount, plus accrued and unpaid interest. Note holders may require the Company to repurchase all of the holder's notes at 101% of their principal amount plus accrued and unpaid interest in some circumstances involving a change of control. The 7 1/2% Senior Subordinated Notes are unsecured and subordinated to the Company's existing and future senior indebtedness. The 7 1/2% Senior Subordinated Notes rank equal in right of payment to the Company's 4 1/2% Convertible Subordinated Notes due 2005 and its 4 1/4% Convertible Subordinated Notes due 2008. The 7 1/2% Senior Subordinated Notes effectively rank junior to the Company's subsidiary liabilities. The indenture contains limitations on the Company's ability to incur additional indebtedness, sell material assets, retire, redeem or otherwise reacquire its capital stock, acquire the capital stock or assets of another business, and pay dividends.

4 1/2% CONVERTIBLE SUBORDINATED NOTES

      In 2000, the Company sold $150,000,000 aggregate principal amount of 4 1/2% Convertible Subordinated Notes due November 20, 2005 (the "4 1/2% Notes"). The 4 1/2% Notes bear interest from November 20, 2000 at the rate of
4 1/2% per year, payable semi-annually on May 20 and November 20, beginning on May 20, 2001. The 4 1/2% Notes are convertible at the option of the holder at any time on or prior to maturity into shares of the Company's common stock at a conversion price of $26.45 per share. The conversion price is subject to adjustment. The Company may redeem all or a portion of the 4 1/2% Notes on or after November 20, 2003, at the then current redemption prices, plus accrued and unpaid interest. Note holders may require the Company to repurchase all of the holder's notes at 100% of their principal amount plus accrued and unpaid interest in some circumstances involving a change of control.

      In 2003, the Company repurchased $74,030,000 of the 4 1/2% Notes from the proceeds from the sale of the 7 1/2% Senior Subordinated Notes as discussed above. The Company recorded a $486,000 pretax loss associated with the early extinguishment of debt related to the repurchase of the 4 1/2% Notes.

      The 4 1/2% Notes are unsecured obligations and rank junior in right of payment to all of the Company's existing and future senior indebtedness. The
4 1/2% Notes rank equal in right of payment to the Company's 4 1/4% Convertible Subordinated Notes due 2008 and its 7 1/2% Senior Subordinated Notes due 2013. The 4 1/2% Notes effectively rank junior to the Company's subsidiary liabilities. The indenture does not contain any financial covenants. A total of 2,872,760 shares of common stock have been reserved for issuance upon conversion of the remaining 4 1/2% Notes.

4 1/4% CONVERTIBLE SUBORDINATED NOTES

      In October 2001, the Company sold $172,500,000 of Convertible Subordinated Notes due October 10, 2008 (the "4 1/4% Notes"). Net proceeds of approximately $166,400,000 were used to reduce the outstanding balance on the revolving line of credit and for acquisitions. The 4 1/4% Notes bear interest from October 10, 2001 at the rate of 4 1/4% per year, payable semi-annually on April 10 and October 10, beginning on April 10, 2002. The 4 1/4% Notes are convertible at the option of the holder at any time on or prior to maturity into shares of the Company's common stock at a conversion price of $27.70 per share. The conversion price is subject to adjustment. The Company may redeem all or a portion of the 4 1/4% Notes on or after October 10, 2004, at the then current redemption prices, plus accrued and unpaid interest. Note holders may require the Company to repurchase all of the holder's notes at 100% of their principal amount plus accrued and unpaid interest in some circumstances involving a change of control. The 4 1/4% Notes are unsecured and subordinated to the Company's existing and future senior indebtedness. The 4 1/4% Notes are ranked equal in right of payment to the Company's 4 1/2% Notes due in 2005 and its 7 1/2% Senior Subordinated Notes due 2013. The 4 1/4% Notes effectively rank junior to the Company's subsidiary liabilities. The indenture does not contain any financial covenants. A total of 6,226,767 shares of common stock have been reserved for issuance upon conversion of the 4 1/4% Notes.

INTEREST RATE SWAP AGREEMENTS

      Interest rate swap agreements are used to manage the Company's interest rate exposure. In 1998, the Company entered into an interest rate swap agreement, which effectively converted for a five-year period $45,000,000 of floating-rate borrowings to fixed-rate borrowings. In January 2001, the Company terminated $16,500,000 of the $45,000,000 swap agreement, leaving a notional amount of $28,500,000 converted to fixed-rate borrowings. The Company secured a 5.625% fixed interest rate on the swap agreement, which was subsequently amended to a 4.45% fixed interest rate during 2002. In May 2003, the Company terminated the remainder of the previously existing swap agreement.

      In July 2003, the Company entered into an interest rate swap agreement which effectively converted for a ten-year period $100,000,000 of the $200,000,000 fixed rate borrowings under the 7 1/2% Senior Subordinated Notes to floating-rate borrowings. The Company secured a LIBOR plus 2.79% floating interest rate over the term of the interest rate swap agreement. The Senior Subordinated Notes are recorded net of the $3,366,000 fair value adjustment of the interest rate swap. The interest rate swap agreement is a fair value hedge. The outstanding agreement exposes the Company to credit losses in the event of non-performance by the counterparty to the financial instrument. The Company anticipates that the counterparty will fully satisfy its obligations under the contract.

AGGREGATE MATURITIES

      Aggregate maturities of long-term debt at December 31, 2003, excluding capital leases (see Note 10), are as follows (in thousands):

      2004     $       --
      2005         75,970
      2006             --
      2007             --
      2008        172,500
Thereafter        196,634
               ----------
               $  445,104
               ==========

6. STOCKHOLDERS' EQUITY

COMMON STOCK

      On April 30, 2002, the Company effected a three-for-two stock split, in the form of a 50% stock dividend, to stockholders of record on April 20, 2002. The stock split resulted in the issuance of 15.9 million shares of common stock and a transfer between additional paid-in capital and common stock of $159,000.

      All historical references to common share, earnings per share amounts and conversion rights under debt instruments included in the consolidated financial statements and notes thereto have been restated to reflect the three-for-two split.

PREFERRED SHARE PURCHASE RIGHTS

      To establish a new shareholders' rights plan, on December 30, 2002, the Board of Directors declared a dividend distribution of one Preferred Share Purchase Rights ("Rights") on each outstanding share of the Company's common stock. The dividend distribution was payable to shareholders of record on January 10, 2003. Under certain circumstances, each Right will entitle shareholders to buy one ten-thousandth of a share of newly created Series A Junior Participating Preferred Stock of the Company at an exercise price of $75.00. The Rights are redeemable at $.01 per Right at any time before a person has acquired 15% or more of the Company's outstanding common stock. The Rights Plan will expire on December 31, 2012.

    The Rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not determined by the Board of Directors to be in the best interest of all shareholders. The Rights should not interfere with any merger or other business combination approved by the Board of Directors.

STOCK OPTIONS

      In March 1997, the Company's Board of Directors and shareholders approved the 1997 Long-Term Equity Incentive Plan (the "Plan"). The Company has reserved 12,620,286 shares for issuance under the Plan. Under the Plan, options to purchase shares may be granted to officers, employees, and directors. The options have a maximum term of ten years and generally vest in five equal annual installments. Options are generally granted at not less than market price on the date of grant.

      The following is a summary of option transactions during 2003, 2002 and 2001:

                                                                 NUMBER OF              OPTION
                                                                  OPTIONS             PRICE RANGE
                                                                ----------       --------------------
Balance at December 31, 2000                                     3,811,467       $    2.03 - $  19.95

   Options granted                                               2,710,550           16.05 -    23.00

   Options exercised                                              (844,340)           2.03 -    19.95

   Options forfeited                                              (457,799)           2.03 -    19.95
                                                                ----------

Balance at December 31, 2001                                     5,219,878            2.03 -    23.00

   Options granted                                               2,492,327           10.80 -    23.50

   Options exercised                                            (1,031,997)           2.03 -    23.50

   Options forfeited                                            (1,008,489)           2.03 -    23.50
                                                                ----------

Balance at December 31, 2002                                     5,671,719            2.03 -    23.00

   Options granted                                               1,454,150            7.71 -    13.52

   Options exercised                                              (143,882)           2.03 -    11.50

   Options forfeited                                              (214,212)           6.72 -    23.50
                                                                ----------

Balance at December 31, 2003                                     6,767,775       $    2.03 - $  23.50
                                                                ==========

      The following table summarizes information concerning outstanding and exercisable options at December 31, 2003:

                                            OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                                ------------------------------------------       -------------------------
                                                WEIGHTED
                                                 AVERAGE          WEIGHTED                        WEIGHTED
                                                REMAINING          AVERAGE                         AVERAGE
                                  NUMBER    CONTRACTUAL LIFE      EXERCISE         NUMBER         EXERCISE
RANGE OF EXERCISE PRICES       OUTSTANDING       (YEARS)            PRICE        EXERCISABLE        PRICE
------------------------       -----------   ---------------      --------       -----------      --------
 $ 2.03 - $ 7.17                   589,492               4.9      $   6.70           464,032      $   6.65
   7.71 -   7.71                 1,315,450               9.2          7.71                --            --
   8.95 -  10.80                   596,839               7.2          9.69           364,939          9.21
  11.50 -  11.50                   685,733               6.3         11.50           366,276         11.50
  11.56 -  16.40                   730,460               7.6         15.76           265,964         15.91
  16.67 -  16.71                   797,376               7.5         16.69           669,653         16.69
  18.20 -  18.67                   746,438               8.4         18.27           166,977         18.31
  19.00 -  21.08                   572,562               8.0         20.27           380,930         20.58
  23.00 -  23.00                    37,466               7.6         23.00            14,984         23.00
  23.50 -  23.50                   695,959               8.4         23.50           663,767         23.50
                                ----------   ---------------      --------        ----------      --------
 $ 2.03 - $23.50                 6,767,775               7.7      $  14.05         3,357,522      $  15.76
                                ==========   ===============      ========        ==========      ========

      At December 31, 2002 and 2001, respectively, 2,637,553 and 1,751,881 options were exercisable. At December 31, 2003, the Company had options representing 2,357,548 shares available for future grant.

      Pro forma information regarding net income and earnings per share is required by SFAS No. 123, Accounting for Stock Based Compensation, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2003, 2002 and 2001, respectively: risk-free interest rate of 2.47%, 4.11% and 4.89%; dividend yield of 0%; volatility factor of the expected market price of the Company's common stock of .634, .594 and .603; and a weighted-average expected life of the option of 4.0 years, 3.9 years, and 4.2 years. The estimated weighted average fair values of shares granted during 2003, 2002 and 2001, using the Black-Scholes option pricing model, were $4.04, $9.46 and $9.51, respectively.

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is summarized in Note 1.

EMPLOYEE STOCK PURCHASE PLAN

      In May 1998 the Company's Board adopted, and in June 1998 the stockholders approved, the Province Healthcare Company Employee Stock Purchase Plan (the "ESPP"). Under the ESPP, employees may purchase shares of common stock at 85% of market price on the first day of the year or 85% of the market price on the last day of the year, whichever is lower. The shares are purchased each year with funds withheld from employees through payroll deductions from January 1 through December 31. A total of 1,125,000 shares of Common Stock have been reserved for issuance under the ESPP. Participation in the ESPP commenced June 1, 1998. Shares issued under the ESPP totaled 126,874, 59,022 and 284,082 in 2003, 2002 and 2001, respectively.

7. PATIENT REVENUE

      The Company has agreements with third-party payors that provide for payments to the Company at amounts different from its established rates. A summary of the payment arrangements with major third-party payors follows:

      - Medicare--Inpatient acute hospital services rendered to Medicare program beneficiaries are paid at prospectively determined rates per diagnosis related group ("DRG"). These DRG rates vary according to a patient classification system that is based on clinical, diagnostic, and other factors. Outpatient services are generally reimbursed under the outpatient prospective payment system, which pays a fixed rate for a given bundle of outpatient services. These bundles are known as Ambulatory Payment Classifications or "APC's". Inpatient nonacute services, related to Medicare beneficiaries are paid based on a cost reimbursement methodology subject to various cost limits. The Company is reimbursed for cost-based services at a tentative rate, with final settlement determined after submission of annual cost reports by the Company and audits thereof by the Medicare fiscal intermediary. The Company's classification of patients under the Medicare program and the appropriateness of their admission are subject to an independent review. The majority of the Company's Medicare cost reports have been audited by the Medicare fiscal intermediary through December 31, 2001.

      - Medicaid--Inpatient services rendered to the recipients under the Medi-Cal program (California's Medicaid program) are reimbursed either under contracted rates or reimbursed for cost reimbursable items at a tentative rate with final settlement determined after submission of annual cost reports by the Company and audits thereof by Medi-Cal. The Company leases two hospitals in California, and its Medi-Cal cost reports have been audited by the Medi-Cal fiscal intermediary through December 31, 2001. The Medicaid programs of the other states in which the Company owns or leases hospitals are prospective payment systems which generally do not have retroactive cost report settlement procedures.

      - Other--The Company also has entered into payment agreements with certain commercial insurance carriers, health maintenance organizations and preferred provider organizations. The basis for payment to the Company under these agreements includes prospectively determined rates per discharge, discounts from established charges, and prospectively determined daily rates.

      In 2003, 2002, and 2001 the Company owned or leased three hospitals in Texas, which accounted for 16.6%, 17.6%, and 26.0% of net patient revenue from continuing operations, respectively. In 2003, 2002, and 2001 the Company owned one hospital in Arizona, which accounted for 11.1%, 12.3% and 16.5% of net patient revenue from continuing operations, respectively.

      Final determination of amounts earned under the Medicare and Medicaid programs often occur in subsequent years because of audits by the programs, rights of appeal and the application of numerous technical provisions. Differences between original estimates and subsequent revisions (including final settlements) are included in the consolidated statements of income in the period in which the revisions are made, and resulted in an increase in net patient revenue of $5,482,000 in 2003, a decrease in net patient revenue of $908,000 in 2002, and an increase in net patient revenue of $539,000 in 2001.

8. INCOME TAXES

      The provision for income taxes from continuing operations consists of the following amounts (in thousands):

                   2003        2002          2001
               ----------   ----------    ----------
Current:
  Federal      $   7,840    $   13,045    $   15,898
  State              761         1,419         1,773
               ---------    ----------    ----------
                   8,601        14,464        17,671
Deferred:
  Federal         13,312         7,939         5,559
  State              903           837           566
               ---------    ----------    ----------
                  14,215         8,776         6,125
               ---------    ----------    ----------
               $  22,816    $   23,240    $   23,796
               =========    ==========    ==========

      The differences between the Company's effective income tax rate of 35.4%, 40.0%, and 42.2% for 2003, 2002 and 2001, respectively, and the statutory federal income tax rate of 35.0% are as follows (in thousands):

                                2003                  2002                 2001
                        ------------------     -----------------    -----------------
Statutory federal rate  $  22,588    35.0%     $  20,327    35.0%   $  19,757    35.0%
State income taxes, net
  of federal income tax
  benefit                   1,081     1.7          1,467     2.5        1,520     2.7
Permanent differences         271     0.4            232     0.4          385     0.7
Other                      (1,124)   (1.7)         1,214     2.1        2,134     3.8
                        ---------    ----      ---------    ----    ---------    ----
                        $  22,816    35.4%     $  23,240    40.0%   $  23,796    42.2%
                        =========    ====      =========    ====    =========    ====

      The components of the Company's deferred tax assets and (liabilities) for continuing operations are as follows (in thousands):

                                               DECEMBER 31,
                                        ------------------------
                                           2003         2002
                                        ----------   ----------
Depreciation and amortization           $  (33,659)  $  (18,005)
Accounts receivable                         (4,215)         426
Accruals and reserves                        1,947        2,981
Insurance reserves                           4,789          105
Third party settlements                      2,224        1,436
Operating leases                            (2,201)      (1,893)
Capital lease interest                         683          665
Other                                          582       (1,312)
                                        ----------   ----------
  Net deferred tax liability            $  (29,850)  $  (15,597)
                                        ==========   ==========

      In the accompanying consolidated balance sheets, net current deferred tax liabilities of $2,015,000 and net current deferred tax assets of $3,591,000 are included in accrued expenses and prepaid expenses and other at December 31, 2003 and 2002, respectively. Net noncurrent deferred tax liabilities of $27,835,000 and $19,188,000 are included in other liabilities at December 31, 2003 and 2002, respectively.

      The Company recorded a deferred tax liability of $38,000 related to interest rate swap agreements during 2003. The expense of the deferred taxes is recorded in comprehensive income.

      The Company has been and is currently being examined by federal and various state tax authorities. The completed examinations are not expected to have a negative impact on the financial condition or results of operations of the Company. In 2003, the Company recorded a reduction in its provision for income taxes of approximately $2,300,000 due to the final and favorable resolution of examinations on certain issues by taxing authorities of audits that have been ongoing for over one year.

9. EARNINGS PER SHARE

      The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

                                                        2003          2002         2001
                                                    ------------   ----------    ---------
Earnings per common share:
  Income from continuing operations                 $    41,720    $   34,838    $   32,655
     Add convertible notes interest, net of tax           8,325            --            --
                                                    -----------    ----------    ----------
  Income from continuing operations                      50,045        34,838        32,655
  Discontinued operations                               (10,101)        1,274           253
                                                    -----------    ----------    ----------
        Net income                                  $    39,944    $   36,112    $   32,908
                                                    ===========    ==========    ==========
Weighted average shares:
  Weighted average shares - basic                        48,692        48,146        47,091
     Dilution for employee stock options                    613         1,307         1,795
     Dilution for convertible notes                      10,243            --            --
                                                    -----------    ----------    ----------
  Weighted-average shares - diluted                      59,548        49,453        48,886
                                                    ===========    ==========    ==========
Basic earnings per common share:
     Income from continuing operations              $      0.85    $     0.72    $     0.69
     Discontinued operations                              (0.20)         0.03          0.01
                                                    -----------    ----------    ----------
        Net income                                  $      0.65    $     0.75    $     0.70
                                                    ===========    ==========    ==========
Diluted earnings per common share:
     Income from continuing operations              $      0.84    $     0.70    $     0.67
     Discontinued operations                              (0.17)         0.03            --
                                                    -----------    ----------    ----------
        Net income                                  $      0.67    $     0.73    $     0.67
                                                    ===========    ==========    ==========

      In accordance with SFAS No. 128, the calculation of diluted earnings per share for the year ended December 31, 2003 using the "if converted" method includes the impact of the Company's convertible notes. Since the Company reports discontinued operations, income from continuing operations has been utilized in determining whether the convertible notes were dilutive or antidilutive to earnings per share. The convertible notes were dilutive to earnings per share on income from continuing operations and were antidilutive to net income for the year ended December 31, 2003.

      The effect of the convertible notes to purchase 5,672,160 and 6,226,767 shares of common stock, and related interest expense, were not included in the computation of diluted earnings per share in 2002 and 2001, because their effect would have been anti-dilutive.

10. LEASES

      The Company leases various buildings, office space and equipment. The leases expire at various times and have various renewal options. These leases are classified as either capital leases or operating leases based on the terms of the respective agreements. Future minimum payments at December 31, 2003, by year and in the aggregate, under capital leases and noncancellable operating leases with initial terms of one year or more consist of the following (in thousands):

                                                                    CAPITAL   OPERATING
                                                                    LEASES     LEASES
                                                                  ----------  ---------
2004                                                              $    1,037  $   6,516
2005                                                                     518      5,747
2006                                                                     469      5,142
2007                                                                     472      4,841
2008                                                                     474      4,405
Thereafter                                                             2,115     14,717
                                                                  ----------  ---------
Total minimum lease payments                                           5,085  $  41,368
                                                                              =========
Amount representing interest (at rates ranging from
3.5% to 21.8%)                                                        (1,490)
                                                                  ----------
Present value of net minimum lease payments
(including $743 classified as current)                            $    3,595
                                                                  ==========

11. COMMITMENTS AND CONTINGENCIES

COMMITMENTS

      The Company is obligated to construct a new facility at its Eunice, Louisiana location contingent upon the existing facility meeting specified operating targets. At December 31, 2003, the specified operating targets had not been met. A replacement facility, if constructed, at Eunice is estimated to cost approximately $26,500,000.

      In 2003, the Company began construction of a new hospital in Hardeeville, South Carolina. This new hospital is currently estimated to cost approximately $32,700,000, of which approximately $3,200,000 has been incurred at December 31, 2003. In 2004, the Company will begin construction of a new hospital in Ft. Mojave, Arizona. This new hospital is currently estimated to cost approximately $30,000,000.

GENERAL LIABILITY CLAIMS

      The Company is subject to claims and suits arising in the ordinary course of business, including claims for damages for personal injuries, employment-related claims, breach of management contracts and for wrongful restriction of, or interference with, physicians' staff privileges. In certain of these actions, plaintiffs may seek punitive or other damages against the Company, which are generally not covered by insurance. In management's opinion, the Company is currently not a party to any proceeding that would have a material adverse effect on the Company's results of operations or financial condition.

ACQUISITIONS

      The Company has acquired and will continue to acquire, hospitals with prior operating histories. The hospitals that the Company acquires may have unknown or contingent liabilities, including liabilities for failure to comply with healthcare laws and regulations. Although the Company obtains contractual indemnification from sellers covering these matters, such indemnification may be insufficient to cover material claims or liabilities for past activities of acquired hospitals.

PHYSICIAN COMMITMENTS

      In order to recruit and retain physicians to the communities it serves, the Company has committed to provide certain financial assistance in the form of recruiting agreements with various physicians. In consideration for a physician relocating to one of its communities and agreeing to engage in private practice for a specified period of time, the Company may loan certain amounts of money to a physician, generally not to exceed a period of one year, to assist in establishing his or her practice. The actual amount of such commitments to be subsequently advanced to physicians often depends on the financial results of the physicians' practice during the guarantee period. Amounts advanced under the recruiting agreements are generally forgiven pro rata over a period of three years contingent upon the physician continuing to practice in the respective community. Estimated future commitment payments for physicians under recruiting agreements in effect at December 31, 2003 are approximately $18,491,000.

12. RETIREMENT PLANS

      The Company sponsors defined contribution employee benefit plans which cover substantially all employees. Employees may contribute a percentage of eligible compensation subject to Internal Revenue Service limits. The plans call for the Company to make matching contributions, based on either a percentage of employee contributions or a discretionary amount as determined by the Company. Contributions by the Company to the plans totaled $3,198,000, $2,854,000 and $2,109,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

      The Company sponsors a nonqualified supplemental deferred compensation plan for selected management employees. As determined by the Board of Directors, the plan provides a benefit of 1% to 3% of the employee's compensation. The participant's amount is fully vested, except in those instances where the participant's employment terminates for any reason other than retirement, death or disability, in which case the participant forfeits a portion of the employer's contribution depending on length of service. Plan expenses totaled $148,000, $226,000 and $380,000 for the years ended December 31, 2003, 2002 and
2001, respectively.

13. FAIR VALUES OF FINANCIAL INSTRUMENTS

      Cash and Cash Equivalents-The carrying amount reported in the balance sheets for cash and cash equivalents approximates fair value.

      Accounts Receivable and Accounts Payable-The carrying amount reported in the balance sheets for accounts receivable and accounts payable approximates fair value.

      Long-Term Obligations-The carrying amount reported in the balance sheets for long-term obligations approximates fair value. The fair value of the Company's long-term obligations is estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

      Interest Rate Swap Agreement-The fair value of the Company's interest rate swap agreement is $3,366,000 at December 31, 2003, based on quoted market prices for similar debt issues.

14. ALLOWANCES FOR DOUBTFUL ACCOUNTS

      A summary of activity in the Company's allowance for doubtful accounts is as follows (in thousands):

                                                                                    Accounts
                                       Balance at    Provision for    Allowances   Written Off     Balance at
                                      Beginning of     Doubtful       Acquired in    Net of          End of
                                         Period        Accounts      Acquisitions   Recoveries       Period
                                     -------------   -------------   ------------  ------------    ----------
Year ended December 31, 2001         $       6,753   $      44,277   $     11,899  $    (18,453)   $  44,476
Year ended December 31, 2002         $      44,476   $      53,201   $     10,729  $    (43,694)   $  64,712
Year ended December 31, 2003         $      64,712   $      72,583   $         --  $    (70,460)   $  66,835

15. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

      Quarterly financial information for the years ended December 31, 2003 and 2002 is summarized below (in thousands, except per share data):

                                                                        Quarter
                                              ---------------------------------------------------------
                                                  First         Second           Third         Fourth
                                              -----------     -----------    -----------    -----------
2003
Net revenues                                  $   182,443     $   183,935    $   184,789    $   195,041
Income from continuing operations             $     9,892     $     9,919    $    10,201    $    11,708
Discontinued operations                               (41)           (258)          (394)        (9,408)
                                              -----------     -----------    -----------    -----------
Net income                                    $     9,851     $     9,661    $     9,807    $     2,300
                                              ===========     ===========    ===========    ===========
Basic earnings (loss) per share:
  Income from continuing operations           $      0.20     $      0.20    $      0.21    $      0.24
  Discontinued operations                              --              --          (0.01)         (0.19)
                                              -----------     -----------    -----------    -----------
  Net income                                  $      0.20     $      0.20    $      0.20    $      0.05
                                              ===========     ===========    ===========    ===========
Diluted earnings (loss) per share:
  Income from continuing operations           $      0.20     $      0.20    $      0.21    $      0.23
  Discontinued operations                              --              --          (0.01)         (0.16)
                                              -----------     -----------    -----------    -----------
  Net income                                  $      0.20     $      0.20    $      0.20    $      0.07
                                              ===========     ===========    ===========    ===========
2002
Net revenues                                  $   153,931     $   162,505    $   172,306    $   169,520
Income from continuing operations             $    10,845     $    10,607    $     9,159    $     4,227
Discontinued operations                               847             344            267           (184)
                                              -----------     -----------    -----------    -----------
Net income                                    $    11,692     $    10,951    $     9,426    $     4,043
                                              ===========      ==========    ===========    ===========
Basic earnings (loss) per share:
  Income from continuing operations           $      0.22     $      0.22    $      0.19    $      0.09
  Discontinued operations                            0.02            0.01           0.01          (0.01)
                                              -----------     -----------    -----------    -----------
  Net income                                  $      0.24     $      0.23    $      0.20    $      0.08
                                              ===========     ===========     ==========    ===========
Diluted earnings (loss) per share:
  Income from continuing operations           $      0.22     $      0.21    $      0.18    $      0.09
  Discontinued operations                            0.02            0.01           0.01          (0.01)
                                              -----------     -----------    -----------    -----------
Net income                                    $      0.24     $      0.22    $      0.19    $      0.08
                                              ===========     ===========    ===========    ===========

16. SUBSEQUENT EVENTS

SALE OF GLADES GENERAL HOSPITAL

      On April 30, 2004, the Company sold substantially all of the assets and assigned certain liabilities of Glades General Hospital in Belle Glade, Florida, to a wholly-owned subsidiary of the Health Care District of Palm Beach County for a purchase price of approximately $1.5 million in cash at closing, net of assumed and contractual obligations, resulting in an immaterial gain on divestiture in 2004.

SALE OF BRIM HEALTHCARE, INC.

      Effective June 30, 2004, the Company sold the stock of Brim Healthcare, Inc. to Brim Holding Company, Inc., an independent investor-owned Delaware corporation, for approximately $13.2 million in cash, resulting in a pre-tax gain on divestiture of $11.3 million ($7.0 million gain net of tax).

ACQUISITION OF MEMORIAL MEDICAL CENTER

      Effective June 1, 2004, the Company acquired Memorial Medical Center in Las Cruces, New Mexico, through a long-term capital lease agreement, for approximately $152.8 million, including direct and incremental costs of the acquisition. To finance this acquisition, the Company borrowed $110.0 million under its senior bank credit facility and used approximately $42.8 million of available cash.

MERGER AGREEMENT

      On August 16, 2004, the Company and LifePoint Hospitals, Inc. ("LifePoint") announced that they had entered into a definitive merger agreement (the "Merger Agreement") pursuant to which LifePoint will acquire the Company. Pursuant to the terms of the Merger Agreement, the Company and LifePoint will each become wholly-owned subsidiaries of a newly formed holding company that will be publicly traded. Each of the Company's shareholders will receive a per share consideration comprised of $11.375 of cash and a number of shares of common stock of the new company equal to an exchange ratio of between 0.3447 and 0.2917, which shares will have a value of $11.375 to the extent that LifePoint's average share price is between $33.00 and $39.00. The exchange ratio will be
0.3447 if the volume weighted average daily share price of a share of LifePoint's common stock for the twenty consecutive trading day period ending at close of business on the third trading day prior to the closing (the "LifePoint average share price") is $33.00 or less, and 0.2917 if LifePoint's average share price is $39.00 or more. If LifePoint's average share price is between $33.00 and $39.00, then the exchange ratio will be equal to $11.375 divided by the LifePoint average share price.

      The proposed merger is subject to approval by the stockholders of the Company and LifePoint. Closing of the proposed merger is subject to clearance or expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the satisfaction of other customary closing conditions.